Exhibit 10.28.2
EXECUTION COPY
AMENDED AND RESTATED LOAN AGREEMENT
Dated as of December 14, 2007
Between
FELCOR ESMERALDA (SPE), L.L.C.
and
FELCOR ESMERALDA LEASING (SPE), L.L.C.,
collectively as Borrower
and
GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.,
as Lender

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SCHEDULES
Schedule I	-	Rent Roll
Schedule II	-	Required Repairs
Schedule III	-	Organizational Structure
Schedule IV	-	Licenses
Schedule V	-	Equipment Leases
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Schedule VI	-	Litigation
Schedule VII	-	Reserve Disbursement Request Schedule
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AMENDED AND RESTATED LOAN AGREEMENT
          THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of December 14, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation having an address at 600 Steamboat Road, Greenwich, CT 06830 (“Lender”), FELCOR ESMERALDA (SPE), L.L.C., a Delaware limited liability company, having its principal place of business at c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062 (“Hotel Owner”) and FELCOR ESMERALDA LEASING (SPE), L.L.C., a Delaware limited liability company, having its principal place of business c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062 (“Hotel Operator”; Hotel Owner and Hotel Operator are collectively and individually, as the context requires, referred to herein as “Borrower”; references herein to “Borrower”, unless otherwise specifically stated, shall also mean and refer to each and every one of Hotel Owner and Hotel Operator jointly and severally).
W I T N E S S E T H:
          WHEREAS, Lender made the Loan to Prior Owner pursuant to the terms and conditions of that certain Loan Agreement, dated as of April 9, 2007 (the “Original Loan Agreement”) and the other Original Loan Documents (as defined in the Assumption Agreement);
          WHEREAS, Hotel Owner has acquired the Property from Prior Owner and Hotel Operator is leasing the Property from Hotel Owner pursuant to the terms and conditions set forth in the Hotel Operating Lease;
          WHEREAS, pursuant to the terms of the Assumption Agreement, Borrower has agreed to assume the obligations of Prior Owner under the Original Loan Documents and Lender has agreed to the assumption of the Loan by Borrower in accordance with the terms and conditions set forth therein; and
          WHEREAS, Lender and Borrower now wish to amend and restate the Original Loan Agreement in its entirety as more specifically set forth herein.
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Borrower and Lender hereby covenant, agree, represent and warrant that the Original Loan Agreement is hereby amended and restated in its entirety as follows:
          I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION
          Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
          “Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap

Agreement a long-term unsecured debt rating of at least “AA” by S&P and “Aa2” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk.
          “Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(d) hereof.
          “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
          “Affiliated Manager” shall mean any Manager in which Borrower, Principal, or any Sponsor has, directly or indirectly, any legal, beneficial or economic interest.
          “Allocable Amount” shall have the meaning set forth in Section 10.22.1 hereof.
          “ALTA” shall mean American Land Title Association, or any successor thereto.
          “Alteration Threshold Amount” shall mean One Million Eight Hundred Forty-Five Thousand and No/100 Dollars ($1,845,000.00).
          “Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower or Manager for the applicable Fiscal Year or other period.
          “Applicable Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof.
          “Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.
          “Approved Qualified Manager” shall mean a Qualified Manager that is (a) the Hyatt Corporation, (b) the Four Seasons, (c) Westin, or (d) any other Qualified Manager for which Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that the management of the Property by such Qualified Manager as an Approved Qualified Manager will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof.
          “Assignment of Leases” shall mean that certain first priority Amended and Restated Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s right, title and interest in and to the Leases and Rents as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Assignment of Management Agreement” shall mean that certain Amended and Restated Subordination, Non-Disturbance and Attornment Agreement, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

          “Assumed Note Rate” shall mean an interest rate equal to the sum of one percent (1%) plus LIBOR as determined on the Determination Date immediately preceding the applicable prepayment date plus the Spread.
          “Assumption Agreement” shall mean that certain Assumption Agreement, dated as of the date hereof, by and among Borrower, Lender and Prior Owner.
          “Assumption Date” shall mean the date of the assumption of the Loan by Hotel Operator and Hotel Owner pursuant to the terms of the Assumption Agreement.
          “Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.
          “Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
          “Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes and (b) Insurance Premiums.
          “Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.
          “Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.
          “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.
          “Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
          “Cash Management Account” shall have the meaning set forth in Section 2.5.2(a) hereof.
          “Cash Management Agreement” shall mean that certain Amended and Restated Cash Management Agreement, dated as of the date hereof, by and between Borrower and

Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Casualty” shall have the meaning set forth in Section 6.2 hereof.
          “Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.
          “Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.
          “Closing Date” shall mean the date of the funding of the Loan to Prior Owner.
          “Co-Obligor” shall have the meaning set forth in Section 10.22.1 hereof.
          “Co-Obligor Payment” shall have the meaning set forth in Section 10.22.1 hereof.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
          “Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Amended and Restated Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of the Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
          “Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
          “Constituent Member” shall mean any direct member or partner in Borrower and any Person that, directly or indirectly through one or more other partnerships, limited liability companies, corporations or other entities is a member or partner in Borrower.
          “Contribution Obligations” shall have the meaning set forth in Section 10.22.1 hereof.
          “Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, Natixis Financial Products, Inc., and with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.

          “Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage and the other Loan Documents.
          “Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments due under this Agreement and the Note.
          “Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:
     (a) the numerator is the Net Operating Income for such period as set forth in the financial statements required hereunder; and
     (b) the denominator is the aggregate amount of interest due and payable on the Loan for such period.
          “Debt Service Coverage Ratio Threshold” shall mean that the Property shall have achieved a Debt Service Coverage Ratio of not less than 1.10:1.00 for the trailing twelve month period ending at the time of determination thereof, as reasonably determined by Lender based upon such information and documentation concerning operating results at the Property as Lender may reasonably require.
          “Debt Service Reserve Account” shall have the meaning set forth in Section 7.3.4 hereof.
          “Debt Service Reserve Fund” shall have the meaning set forth in Section 7.3.4 hereof.
          “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
          “Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) above the Applicable Interest Rate.
          “Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifth (5th) day of the calendar month in which such Interest Period commences.
          “Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular or other offering documents, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.
          “Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
          “Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-l” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).
          “Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.
          “Environmental Indemnity” shall mean that certain Amended and Restated Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
          “Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.
          “Excusable Delay” shall mean a delay due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower.
          “Extended Maturity Date” shall have the meaning set forth in Section 2.6 hereof.
          “Extension Option” shall have the meaning set forth in Section 2.6 hereof.
          “FelCor REIT” shall mean FelCor Lodging Trust Incorporated, a Maryland corporation.
          “FelCor OP” shall mean FelCor Lodging Limited Partnership, a Delaware limited partnership.
          “FF&E” shall mean all furniture, furnishings, fixtures and equipment required for the operation of the Property, including, without limitation, lobby furniture, carpeting, draperies, paintings, bedspreads, television sets, office furniture and equipment such as safes, cash registers, and accounting, duplicating and communication equipment, telephone systems, back and front of the house computerized systems, guest room furniture, specialized hotel equipment such as equipment required for the operation of kitchens, laundries, the front desk, dry cleaning facilities, bar and cocktail lounges, restaurants, recreational facilities as they may exist from time to time, and decorative lighting, material handling equipment and cleaning and engineering equipment and all other fixtures, equipment, apparatus and personal property needed for such purposes; but excluding Operating Equipment and Supplies.
          “FF&E Expenditures” shall mean amounts expended for the purchase, replacement and/or the installation of FF&E at the Property.
          “FF&E Expenditures Work” shall mean any labor performed or materials installed in connection with any FF&E Expenditures.
          “Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan (or such other corresponding period as provided in the Management Agreement with the Marriott Manager).
          “Fitch” shall mean Fitch, Inc.
          “Foreign Taxes” shall have the meaning set forth in Section 2.2.3(e) hereof.
          “GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
          “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
          “Gross Income from Operations” shall mean, for any period, all income and proceeds (whether in cash or on credit, and computed in accordance with GAAP and the Uniform System of Accounts) received by Borrower or Manager (on behalf of Borrower) for the use, occupancy or enjoyment of the Property, or any part thereof, or received by Borrower or Manager for the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the Property operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Property including net parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Property); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Property operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; and (g) deposits received for rental of rooms but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Property; (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower or Manager; (3) income and proceeds from the sale or other disposition of goods, FF&E, capital assets and other items not in the ordinary course of the Property operation; (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds, rebates, discounts and other similar credits of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Property employees; (8) the proceeds of any financing, refinancing or the sale of the Property (or all of the membership interests in Borrower); (9) other non-recurring income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (11) deposits received for rental of banquet space or business or conference meeting rooms; and (12) all proceeds from insurance to the extent not included in income pursuant to clause (c) above.
          “Hotel Operator” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.
          “Hotel Operating Lease” shall mean the lease dated as of the date hereof between Hotel Owner and Hotel Operator, as the same may be amended or modified as permitted under this Agreement.
          “Hotel Owner” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.
          “Improvements” shall have the meaning set forth in the granting clause of the Mortgage.
          “Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations for which such Person or its assets are liable); (d) obligations under letters of credit (for which such Person is liable if such amounts were advanced thereunder or for which such Person is liable to reimburse); (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss for which funds are required to be paid; and (g) obligations secured by any Liens, for which such Person or its assets are liable.

          “Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.
          “Independent Director” or “Independent Manager” shall mean a Person who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager), officer, employee, partner, member, attorney or counsel of the Principal, the Borrower or any Affiliate of either of them; (b) a customer, supplier or other person who derives any of its purchases or revenues from its activities with the Principal, the Borrower or any Affiliate of either of them; (c) a Person controlling or under common control with any such stockholder, director, officer, partner, member, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, customer, supplier or other person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. A natural Person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such natural Person is an independent director or independent manager provided by a nationally recognized company that provides professional independent directors or independent managers and that also provides other corporate services in the ordinary course of its business. A natural Person who otherwise satisfies the foregoing definition except for being the independent director or independent manager of a “special purpose entity” affiliated with Borrower that does not own a direct or indirect equity interest in Borrower or any co-borrower shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such individual is at the time of initial appointment, or at any time while serving as a Independent Director of Borrower, an Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower (other than any Person that owns a direct or indirect equity interest in Borrower or any co-borrower) if such natural Person is an independent director or independent manager provided by a nationally-recognized company that provides professional independent directors or independent managers.
          “Initial Maturity Date” shall mean May 1, 2009.
          “Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Akin Gump Strauss Hauer & Feld LLP in connection with the Loan.
          “Insurance Premiums” shall have the meaning set forth in Section 6.l(b) hereof.
          “Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
          “Interest Period” shall mean (i) the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, and (ii) each period thereafter from and including the first (1st) day of each calendar month through and including the last day of each such calendar month; provided, however, that no Interest

Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate).
          “Interest Rate Cap Agreement” shall mean, as applicable, an Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Lender between Borrower and an Acceptable Counterparty or a Replacement Interest Rate Cap Agreement.
          “Interest Shortfall” shall have the meaning set forth in Section 2.4.1 hereof.
          “Lease” shall mean any lease (including the Hotel Operating Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
          “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) materially limit the use and enjoyment thereof.
          “Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
          “Lender Group” shall have the meaning set forth in Section 9.2(b) hereof.
          “Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.
          “LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/16 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender in its reasonable discretion to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender in its reasonable discretion to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent, absent manifest error.
          “LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.
          “Licenses” shall have the meaning set forth in Section 4.1.22 hereof.
          “Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
          “Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
          “Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Environmental Indemnity, the O&M Agreement, the Assignment of Management Agreement, the Cash Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Operating Lease Subordination Agreement, the Assumption Agreement and all other documents executed and/or delivered in connection with the Loan.
          “Loan-to-Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Debt and the denominator is equal to the appraised value of the Property based on the latest appraisal conducted by a licensed appraiser.
          “Lockbox Account” shall have the meaning set forth in Section 2.5.1(a) hereof. “Lockbox Bank” shall mean an Eligible Institution.
          “London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.
          “Management Agreement” shall mean that certain Management Agreement, dated as of June 23, 2005 between Marriott Manager and Prior Owner, as amended by that certain (i) First Amendment to Management Agreement, dated as of September 26, 2006, between Marriott Manager and Prior Owner, and (ii) Owner Agreement, dated as of the date hereof, by and among Hotel Owner, Hotel Operator and Marriott Manager, as assigned by Prior Owner to Hotel Operator on our about the date hereof, pursuant to which Marriott Manager is to provide management and other services with respect to the Property, or, if the context requires, the Replacement Management Agreement.
          “Manager” shall mean the Marriott Manager, together with its successors and assigns, or, if the context requires, a Qualified Manager who is managing the Property.
          “Marriott Manager” shall mean Renaissance Hotel Management Company, LLC, a Delaware limited liability company.
          “Maturity Date” shall mean the Initial Maturity Date or, if applicable, the Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
          “Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
          “Monthly Debt Service Amount” shall mean, for any Payment Date, the interest accrued on the Loan for the preceding Interest Period.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Mortgage” shall mean that certain first priority Amended and Restated Deed of Trust, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.
          “Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.
          “New Mezzanine Borrower” shall have the meaning set forth in Section 9.1.2 hereof.
          “New Mezzanine Loan” shall have the meaning set forth in Section 9.1.2 hereof.

          “Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.
          “Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
          “Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
          “Note” shall mean that certain Amended and Restated Promissory Note of even date herewith in the principal amount of Eighty-Seven Million Nine Hundred Seventy-Five Thousand and No/100 Dollars ($87,975,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “O&M Agreement” shall mean that certain Amended and Restated Operations and Maintenance Agreement, dated as of the date hereof, between Borrower and Lender given in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or a Constituent Member, as applicable, which shall in all events be subject to Section 9.4 hereof.
          “Operating Equipment and Supplies” shall mean all chinaware, glassware, linens, silverware, tools, kitchen utensils, uniforms, engineering and housekeeping tools and utensils, food and beverage items, fuel, soap, light bulbs, mechanical stores, cleaning supplies and materials, matches, stationary, paper supplies, laundry supplies, food service preparation utensils, housekeeping supplies, accounting supplies and other immediately consumable items used in the operation of the Property.
          “Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance (which ordinary repairs and maintenance for the purposes of this definition shall be equal to actual expenses for ordinary repairs and maintenance subject to normalization of such expenses), insurance, license fees, property taxes and assessments, advertising expenses, base management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation and amortization with respect to the Property, Debt Service, Capital Expenditures, incentive management fees, the cost of any items incurred at Manager’s expense pursuant to the Management Agreement, non-recurring expenses and contributions to the Replacement Reserve Fund, the Tax and Insurance Escrow Fund, and any other reserves required under the Loan Documents.
          “Operating Lease Subordination Agreement” shall mean that certain Operating Lease Subordination Agreement; Acknowledgement of Lease Assignment, Estoppel and

Attornment Agreement dated as of the date hereof executed by Hotel Owner, Hotel Operator and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
          “Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan.
          “Payment Date Deficiency” shall have the meaning set forth in Section 7.3.4 hereof.
          “Permitted Encumbrances” shall mean, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) such other title and survey exceptions, documents, agreements or instruments as Lender has approved or may approve in writing in Lender’s reasonable discretion, and (e) easements which are necessary for the operation of the Property that do not and would not have a material adverse effect on the (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of Borrower or the Property or (ii) the value of, or cash flow from, the Property.
          “Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.
          “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          “Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.
          “Physical Conditions Report” shall mean a report prepared by a company reasonably satisfactory to Lender regarding the physical condition of the Property, reasonably satisfactory in form and substance to Lender.
          “PIP Requirements” shall mean those certain repairs to be made in accordance with the Property Improvement Plan required under the Management Agreement and as more particularly described on Schedule II attached hereto.
          “Policies” and “Policy” shall have the meanings specified in Section 6.1(b) hereof.

          “Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.
          “Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-sixteenth of one percent. If The Wall Street Journal ceases to publish the “Prime Rate”, the Lender shall select an equivalent publication that publishes such “Prime Rate”, and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.
          “Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.
          “Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.
          “Principal” shall mean: (i) if Borrower is a limited partnership, the Special Purpose Entity that is the general partner of Borrower; (ii) if Borrower is a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in the definition of “Special Purpose Entity,” the member of Borrower; or (iii) if Borrower is a limited liability company other than one described in the preceding item, the Special Purpose Entity that is the managing member of Borrower.
          “Prior Owner” shall mean WSRH Indian Wells, L.L.C., a Delaware limited liability company.
          “Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in granting clause of the Mortgage and referred to therein as the “Property”.
          “Provided Information” shall mean any and all financial and other information prepared and provided by Borrower or Sponsor or under the supervision or control of Borrower or Sponsor (but excluding third party independent reports) with respect to the Property, Borrower, Principal and/or Sponsor.

          “Qualified Manager” shall mean either (a) Manager, (b) any of the following professional management entities, provided that there shall have been no materially adverse change in such entity since the Closing Date: Hyatt Corporation, Westin, Starwood Hotels & Resorts, Four Seasons, Hilton Hotels Corporation, Omni Hotels Group PLC, Le Meridien Hotels & Resorts, St. Regis, Sheraton and Wyndham International, Inc., or (c) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that (i)with respect to clause (c) above, after a Securitization has occurred, Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that management of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, and (ii) with respect to clauses (b) and (c) above, if such Person is an Affiliate of Borrower, Borrower shall have obtained and delivered to Lender an Additional Insolvency Opinion.
          “Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.
          “Registration Statement” shall have the meaning set forth in Section 9.2(b) hereof.
          “REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.
          “Rents” shall mean all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits for rental of rooms but excluding deposits for rental of banquet space or business or conference meeting rooms), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and net credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), net license, lease, sublease and net concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges and vending machine sales.

          “Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement except that the same shall be effective in connection with replacement of the Interest Rate Cap Agreement following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement approved in writing by Lender.
          “Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof; and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Hotel Owner or Hotel Operator, as applicable, and such Qualified Manager at Borrower’s expense.
          “Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.
          “Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.
          “Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.
          “Replacements” shall have the meaning set forth in Section 7.3.1 hereof.
          “Required Repairs” shall have the meaning set forth in Section 7.1 hereof.
          “Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Debt Service Reserve Fund, and any other escrow fund established pursuant to the Loan Documents.
          “Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
          “Restoration Threshold” shall mean One Million Dollars ($1,000,000).
          “Restricted Party” shall mean, collectively, Borrower, Principal and any Affiliated Manager.

          “S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
          “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest.
          “Securities” shall have the meaning set forth in Section 9.1 hereof.
          “Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.
          “Securitization” shall have the meaning set forth in Section 9.1 hereof.
          “Servicer” shall have the meaning set forth in Section 9.6 hereof.
          “Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.
          “Severed Loan Documents” shall have the meaning set forth in Section 8.2(b) hereof.
          “Special Purpose Entity” shall mean a limited partnership or limited liability company which at all times on and after the date hereof:
          (a) is organized solely for the purpose of (i) with respect to Hotel Owner, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property and incidental personal and intangible property related thereto, entering into this Agreement with the Lender, refinancing the Property in connection with repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; (ii) acting as a general partner of the limited partnership that owns the Property or member of the limited liability company that owns the Property; or (iii) with respect to Hotel Operator, leasing the Property pursuant to the Hotel Operating Lease and operating the Property;
          (b) is not engaged and will not engage in any business unrelated to (i) the acquisition, development, ownership, management or operation of the Property and incidental personal and intangible property related thereto or (ii) acting as general partner of the limited partnership that owns the Property;
          (c) does not have and will not have any assets other than (i) in the case of Hotel Owner, those related to the Property, (ii) in the case of Hotel Operator, its interest in the Hotel Operating Lease and those related to the Property, or (iii) if such entity is a general partner in a limited partnership, its general partnership interest in the limited partnership that owns the Property;
          (d) has not engaged, sought or consented to and to the fullest extent permitted by law, will not engage in, seek or consent to any: (i) dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets outside of its ordinary course of business and other than as expressly permitted in this Agreement; (ii) other than as expressly permitted in this Agreement, transfer of partnership interests (if such entity is a general partner in a limited partnership); or (iii) amendment of its limited partnership agreement, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition unless Lender issues its prior written consent and the confirmation in writing from the applicable Rating Agencies that such amendment will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization;
          (e) if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are limited liability companies;
          (f) Reserved;
          (g) Reserved;
          (h) if such entity is a limited liability company, is a limited liability company organized in the State of Delaware that has (i) at least two (2) Independent Managers and has not caused or allowed and will not cause or allow the taking of any “Material Action” (as defined in such entity’s operating agreement) without the unanimous affirmative vote of one hundred percent (100%) of the member and such entity’s two (2) Independent Managers; and (ii) at least one (1) springing member (or two (2) springing members if such springing members are natural persons who will replace a member of such entity seriatim not simultaneously) that will become a member of such entity upon the occurrence of an event causing the member to cease to be a member of such limited liability company;
          (i) if such entity is (i) a limited liability company, has an operating agreement, or (ii) a limited partnership, has a limited partnership agreement, that, in each case, provide that such entity will not: (A) to the fullest extent permitted by law, take any actions described in subsection (d)(i) above; (B) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the prior written consent of Lender and confirmation in writing from the applicable Rating Agencies that engaging in such other business activity or such amendment, as applicable, will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization; or (C) without the affirmative vote of two (2) Independent Managers and of all the partners or members of such entity, as applicable (or the vote of two (2) Independent Managers of its general partner, if applicable), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;
          (j) is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, this provision shall not require the equity owner of such entity to make an additional capital contribution;

          (k) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;
          (l) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is (i) required to file consolidated tax returns by law; or (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;
          (m) has maintained and will maintain its own records, books, resolutions (if any) and agreements;
          (n) other than as provided in the Cash Management Agreement or in the Management Agreement, (i) has not commingled and will not commingle its funds or assets with those of any other Person; and (ii) has not participated and will not participate in any cash management system with any other Person;
          (o) has held and will hold its assets in its own name;
          (p) has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower;
          (q) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP (or such other accounting basis acceptable to Lender); provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its Affiliate, provided that such assets shall also be listed on such Special Purpose Entity’s own separate balance sheet;
          (r) has paid and will pay its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets, and has maintained and will maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided, however, this provision shall not require the equity owner of such entity to make an additional capital contribution;
          (s) has observed and will observe all Delaware partnership or limited liability company formalities, as applicable;
          (t) has not incurred and will not incur any Indebtedness other than (i) the Debt, Taxes and Other Charges, (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding four percent (4%) of the then outstanding principal balance of the Loan (not including any trade payables in an amount not to exceed $200,000 that are the subject to a good faith dispute by Borrower, in appropriate proceedings therefor, and for which adequate reserves have been established by Borrower); provided that any

Indebtedness incurred pursuant to subclause (ii) shall be (x) paid within sixty (60) days of the date incurred (other than attorneys’ and other professional fees) and (y) incurred in the ordinary course of business, and (iii) any equipment leases entered into in the ordinary course of business and the equipment leases shown on Schedule V, provided that the liability under such equipment leases in the aggregate shall not exceed $500,000 annually and be (x) paid within sixty (60) days of the date when due and (y) incurred in the ordinary course of business;
          (u) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement; except, if such entity is a general partner of a limited partnership, in such entity’s capacity as general partner of such limited partnership;
          (v) has not and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate except with respect to the ownership of the limited liability company interests or partnership interests (as applicable) of the Special Purpose Entities as shown on the organizational chart attached to this Agreement as Schedule III;
          (w) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate; provided, however, to the extent invoices for such services are not allocated and separately billed to each entity, there is a system in place that provides that the amount thereof that is to be allocated among the relevant parties will be reasonably related to the services provided to each such party;
          (x) maintains and uses and will maintain and use separate invoices and checks bearing its name. The invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;
          (y) has not pledged and will not pledge its assets to secure the obligations of any other Person;
          (z) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower;
          (aa) except as provided in the Cash Management Agreement or in the Management Agreement, has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
          (bb) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);
          (cc) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;
          (dd) except for capital contributions and capital distributions expressly permitted under the terms and conditions of its organizational documents and properly reflected in its books and records, has not entered into or been a party to and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s length transaction with an unrelated third party;
          (ee) has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;
          (ff) Reserved;
          (gg) except as contemplated herein and in the other Loan Documents, does not and will not have any of its obligations guaranteed by any Affiliate; provided, that if such entity is a limited partnership, such entity’s general partner will be generally liable for its obligations; and
          (hh) has complied and will comply with all of the terms and provisions contained in its organizational documents.
          “Sponsor” shall mean, individually and collectively, as the context requires, with such determination to be made by Lender in its sole discretion, each of FelCor REIT and FelCor OP individually, and both of them collectively, each together with its successors and permitted assigns.
          “Spread” shall mean 1.55%.
          “State” shall mean the State or Commonwealth in which the Property or any part thereof is located.
          “Strike Price” shall mean (a) from the Closing Date through the Initial Maturity Date, 6.25%, and (b) after the Initial Maturity Date, 6.5%.
          “Subordinate Mezzanine Intercreditor Agreement” shall have the meaning set forth in Section 5.2.10(f) hereof.
          “Subordinate Mezzanine Loan” shall have the meaning set forth in Section 5.2.10(f) hereof.

          “Survey” shall mean a current survey of the Property, certified to the title company and Lender and their successors and assigns, in form and content reasonably satisfactory to Lender.
          “Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.
          “Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.
          “Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form (reasonably acceptable to Lender) (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to the Property and insuring the lien of the Mortgage.
          “Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.
          “Transferee” shall have the meaning set forth in Section 5.2.10(e) hereof.
          “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.
          “Underwriter Group” shall have the meaning set forth in Section 9.2(b) hereof.
          “Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association.
          “U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.
          “Zoning Report” shall mean that certain Zoning and Site Requirements Summary dated as of April 3, 2007 prepared by The Planning & Zoning Resource Corporation for the Property and delivered by Borrower to Lender.
          Section 1.2. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

          II.GENERAL TERMS
          Section 2.1. Loan Assumption.
          2.1.1 Agreement to Assume the Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to consent to the assumption of and Borrower hereby agrees to assume the Loan on the Assumption Date.
          2.1.2 Assumption Agreement. Borrower is assuming the Loan pursuant to the terms of the Assumption Agreement and understands the Loan has been fully funded, that there shall be no further disbursements under the Loan, and that any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Lender shall not fund any portion of the Loan from any account holding “plan assets” of one or more plans within the meaning of 29 C.F.R. 2510.3-101 unless such Loan will not constitute a non-exempt prohibited transaction under ERISA.
          2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.
          Section 2.2. Interest Rate.
          2.2.1 Interest Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate. Borrower shall pay to Lender on each Payment Date the interest accrued on the Loan for the preceding Interest Period.
          2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance. If, at any time, Lender or Borrower determines that Lender has miscalculated the Applicable Interest Rate (whether because of a miscalculation of LIBOR or otherwise), such party shall notify the other of the necessary correction. Upon the agreement of the parties as to the correction, if the corrected Applicable Interest Rate represents an increase in the applicable monthly payment, Borrower shall, within ten (10) days after receipt of notice from Lender, pay to Lender the corrected amount. Upon the agreement of the parties as to the correction, if the corrected Applicable Interest Rate represents an overpayment by Borrower to Lender and no Event of Default then exists, Lender shall refund the overpayment to Borrower or, at Lender’s option, credit such amounts against Borrower’s payment next due hereunder.
          2.2.3 Determination of Interest Rate. (a) The Applicable Interest Rate with respect to the Loan shall be: (i) LIBOR plus the Spread with respect to the applicable Interest Period for a LIBOR Loan or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 2.2.3(c) or (f).

          (b) Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of the Loan at LIBOR plus the Spread for the applicable Interest Period. Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the opening of business on the first day on which such change in the Applicable Interest Rate shall become effective. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.
          (c) In the event that Lender shall have determined in good faith (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the first day of the next occurring Interest Period, to a Prime Rate Loan.
          (d) If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the first day of the next occurring Interest Period.
          (e) (i) Except as otherwise expressly provided in this Section 2.2.3(e) with respect to a LIBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof, excluding (A) income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico) and (B) taxes on the overall net income or overall gross receipts of Lender imposed as a result of a present or former connection between Lender and the jurisdiction of any Governmental Authority (such non-excluded taxes being referred to collectively as “Foreign Taxes”). If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. If Lender gives Borrower written notice that any such amounts are payable by Borrower, Borrower shall pay all such amounts by the later of (i) five (5) Business Days after receipt of demand from Lender and (ii) their due date, and, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower agrees to indemnify Lender for any incremental taxes, interest or penalties that may become payable by Lender as a result of any failure by Borrower, following receipt of written demand from Lender, to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.
     (ii) In the event that Lender or any successor and/or assign of Lender is not incorporated under the laws of the United States of America or a state thereof, Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN, Form W-8IMY and/or Form W-8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes and to establish an exemption from United States backup withholding tax (in which case Borrower shall not deduct or withhold any United States federal income tax). Each entity required to deliver to Borrower a Form W-8BEN, Form W-8IMY and/or Form W-8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower two (2) further copies of Form W-8BEN, Form W-8IMY and/or Form W-8ECI, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter previously delivered by it to Borrower, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it.
     (iii) Lender or any successor and/or assign of Lender that is incorporated under the laws of the United States of America or a state thereof agrees that, promptly after written request of Borrower, it will deliver to Borrower a United States Internal Revenue Service Form W-9 or successor applicable form, as the case may be, to establish exemption from United States backup withholding tax.
     (iv) If required by applicable law, Borrower is hereby authorized to deduct from any payments due to Lender pursuant to Section 2.3 the amount of any withholding taxes resulting from Lender’s failure to comply with Section 2.2.3(e)(ii) or (iii).
          (f) Except as otherwise expressly provided in Section 2.2.3(e), if any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any actual out-of-pocket costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder; provided that such additional amount is generally charged by Lender to other borrowers with loans similar to the Loan. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

          (g) Except as otherwise expressly provided in Section 2.2.3(e), in the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive having the force of law hereafter issued from any central bank or other Governmental Authority:
     (i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;
     (ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any material amount; or
     (iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the actual out-of-pocket cost to Lender of maintaining loans or extensions of credit or to reduce any amount receivable hereunder;
then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable; provided that such additional amount is generally charged by Lender to other borrowers with loans similar to the Loan. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrower with not less than ninety (90) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error.
          (h) Borrower agrees to pay to Lender and to hold Lender harmless from any actual out-of-pocket expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not the Payment Date immediately following the last day of an Interest Period with respect thereto or (B) is the Payment Date immediately following the last day of an Interest Period with respect thereto if Borrower did not give the prior notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from LIBOR plus the Spread to the Prime Rate plus the Prime Rate Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at LIBOR plus the Spread on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such actual out-of-

pocket expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct, fraud, illegal acts or gross negligence. No Breakage Costs shall be due or payable if, in connection with any prepayment of the Loan by Borrower, Borrower pays interest through (but not including) the next Payment Date as provided in Section 2.4.1.
          (i) Subject to Section 2.2.3(e) above, Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrower in writing of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
          2.2.4 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not separately agreed to by Borrower to be reimbursed by Borrower and (b) would not be disadvantageous in any other material respect to Lender as determined by Lender in its reasonable discretion.
          2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
          2.2.6 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
          2.2.7 Interest Rate Cap Agreement. (a) Prior to or contemporaneously with the Assumption Date, Borrower shall enter into (or assume from Prior Owner) one or more Interest Rate Cap Agreements with a blended LIBOR strike price equal to the Strike Price. Each Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Lockbox Account (or if the Lockbox Account is not then required to be in effect, into the Cash Management Account) any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period equal to the term of the Loan and (v) when aggregated with all other Interest Rate Cap Agreements, shall have an initial notional amount equal to the principal balance of the Loan. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under all Interest Rate Cap Agreements, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreements (which shall, by their respective terms, authorize the assignment to Lender and require that payments be deposited directly into the Lockbox Account (or if the Lockbox Account is not then required to be in effect, into the Cash Management Account)).
          (b) Borrower shall comply with all of its obligations under the terms and provisions of each Interest Rate Cap Agreement. All amounts paid by the Counterparty under each Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Lockbox Account or if the Lockbox Account is not then required to be in effect, into the Cash Management Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under each Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.
          (c) In the event of any downgrade, withdrawal or placement on watch for downgrade of the rating of the Acceptable Counterparty below “AA-” by S&P or “Aa3” by Moody’s, Borrower shall, or shall cause such Acceptable Counterparty to, not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification, either (i) find a replacement interest rate cap provider, at Borrower’s or such Acceptable Counterparty’s sole cost and expense, acceptable to the Rating Agencies and Lender, provided that, notwithstanding the downgrade, until a replacement interest rate cap provider is in place, such Acceptable Counterparty shall continue to perform its obligations under the Interest Rate Cap Agreement, or (ii) deliver a guaranty of the Interest Rate Cap Agreement on terms acceptable to the Rating Agencies and Lender from a guarantor whose S&P short-term rating is at least “A-1” or, (iii) pledge collateral for the Acceptable Counterparty’s obligations under the Interest Rate Cap Agreement of a type, in an amount and on terms, acceptable to the Rating Agencies and Lender, promptly provide any required legal opinions relating to such pledge and take such other steps as each Rating Agency and Lender may require from time to time in connection therewith.

          (d) In the event that Borrower fails to purchase and deliver to Lender any Interest Rate Cap Agreement or fails to maintain each Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, after ten (10) Business Days notice to Borrower and Borrower’s failure to cure, Lender may purchase the required Interest Rate Cap Agreement and the actual out-of-pocket cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such actual out-of-pocket cost is reimbursed by Borrower to Lender.
          (e) In connection with each Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:
     (i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, such Interest Rate Cap Agreement;
     (ii) the execution and delivery of such Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
     (iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of such Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
     (iv) such Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          (f) At such time as the Loan is repaid in full, all of Lender’s right, title and interest in all Interest Rate Cap Agreements shall terminate and Lender shall, at Borrower’s reasonable expense, promptly execute and deliver such documents as may be reasonably required and prepared by the Counterparty and/or Borrower to evidence release of each Interest Rate Cap Agreement.

          Section 2.3. Loan Payment.
          2.3.1 Payments Generally. Borrower shall pay to Lender an amount equal to the interest accrued on the outstanding principal balance of the Loan for each Interest Period to be paid in arrears on the Payment Date immediately following such Interest Period. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever, except as otherwise expressly provided in Section 2.2.3(e).
          Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change the monthly Payment Date to a different calendar day and/or to adjust the Interest Period and Lender and Borrower shall promptly execute an amendment to this Agreement to evidence any such changes.
          Notwithstanding anything to the contrary set forth herein: (i) if any payment of principal of or interest on the Loan, any fees or any other amounts payable by Borrower hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day; and (ii) if any payment, application or transfer of funds to be made hereunder by Lender shall be required to be made on a day which is not a Business Day, such payment, application or transfer shall be made on the next succeeding Business Day.
          2.3.2 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.
          2.3.3 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the payment of principal due on the Maturity Date) is not paid by Borrower by the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.
          2.3.4 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds delivered to Lender by wire transfer to such accounts at such banks as Lender may from time to time designate, or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
          Section 2.4. Prepayments.
          2.4.1 Voluntary Prepayments. The outstanding principal amount of the Loan may not be prepaid in whole or in part except as expressly set forth herein. Borrower may, at its option and upon ten (10) Business Days prior notice to Lender (or such shorter period as may be permitted by Lender), prepay the Debt in whole or in part on any Business Day after the Closing Date; provided that such prepayment is accompanied by: (a) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period immediately prior to the applicable Payment Date next occurring following the date of such prepayment (the “Interest Shortfall”), or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period immediately prior to the applicable Payment Date (it being agreed that, other than with respect to a prepayment made on a Payment Date, if such prepayment occurs prior to the Determination Date for the Interest Period in which the prepayment occurs, the amount of the Interest Shortfall payable under this clause (a) on the prepayment date shall be calculated at the Assumed Note Rate); and (b) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment; provided, however, that if the Interest Shortfall paid on the prepayment date was calculated based upon the Assumed Note Rate, upon determination of LIBOR on the Determination Date for the Interest Period in which the prepayment occurs, (i) if the Applicable Interest Rate for such Interest Period is less than the Assumed Note Rate, Lender shall promptly (and in no event later than two (2) Business Days after the applicable Determination Date) refund to Borrower the amount of the excess of the Interest Shortfall paid on the prepayment date, as calculated at the Assumed Note Rate, over the actual amount of the Interest Shortfall, as calculated at the Applicable Interest Rate, and (ii) if the Applicable Interest Rate for such Interest Period is greater than the Assumed Note Rate, Borrower shall promptly (and in no event later than two (2) Business Days after the applicable Determination Date) pay to Lender the amount of the excess of the actual Interest Shortfall, as calculated at the Applicable Interest Rate, over the amount of the Interest Shortfall paid on the prepayment date, as calculated at the Assumed Note Rate. No prepayment premium or fee shall be due in connection with any prepayment of the Loan. If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1, the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed prepayment date; provided, however, Borrower shall have the right to postpone or revoke such prepayment upon written notice to Lender not less than two (2) Business Days prior to the date such prepayment is due so long as Borrower pays Lender and/or Servicer all actual out-of-pocket third party costs and expenses incurred by Lender or Servicer in connection with such postponement or revocation.
          2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. No Prepayment Premium or any other penalty or premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any partial prepayment under this Section 2.4.2 shall be applied to the last payments of principal due under the Loan. Any Net Proceeds in excess of the amount required to pay the Debt in full shall be promptly remitted to Borrower.
          2.4.3 Prepayments After Default. If during the continuance of an Event of Default payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by

Lender (including through application of any Reserve Funds or any Net Proceeds), such tender or recovery shall be deemed made on the next occurring Payment Date together with the Monthly Debt Service Amount calculated at the Default Rate from and after the date of such Event of Default.
          2.4.4 Release of Property. Except as set forth in this Section 2.4 no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage.
          2.4.5 Release on Payment in Full. Upon the written request and payment by Borrower of the customary recording fees and the actual out-of-pocket third-party costs and expenses of Lender and upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, Lender shall release the Lien of the Mortgage.
          Section 2.5. Cash Management.
          2.5.1 Lockbox Account. (a) Borrower shall establish and maintain a segregated Eligible Account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “Greenwich Capital Financial Products, Inc., as Lender, pursuant to Amended and Restated Loan Agreement dated as of December 14, 2007-Lockbox Account”. Borrower shall grant to Lender a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions requested by Lender that are necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account for application pursuant to the terms of this Agreement and all reasonable costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower.
          (b) Borrower shall, or shall cause Manager to, deliver irrevocable written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt. Borrower shall, or shall cause Manager to, deliver irrevocable written instructions to each of the credit card companies or credit card clearing banks with which Borrower or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to the Property directly to the Lockbox Account.
          (c) Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day throughout the term of the Loan.
          (d) The provisions of Section 2.5.1(a) – (c) above shall not be required by Lender for as long as the Property is managed by the Marriott Manager or an Approved Qualified Manager and provided that Borrower shall instruct Marriott Manager (or an Approved

Qualified Manager, as applicable) to deposit all amounts due to Borrower under the Management Agreement directly into the Cash Management Account.
          2.5.2 Cash Management Account. (a) Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Lender or by Servicer in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Greenwich Capital Financial Products, Inc., as Lender, pursuant to the Amended and Restated Loan Agreement dated as of December 14, 2007 - Cash Management Account”. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions requested by Lender that are necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account for application pursuant to the terms of this Agreement and the other Loan Documents and all reasonable costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.
          (b) Provided no Event of Default shall have occurred and be continuing, on each Payment Date (or such other date as is expressly set forth in the Cash Management Agreement) all funds on deposit in the Cash Management Account shall be applied by Lender to the payment of the following items in the order indicated:
     (i) First, only if Marriott Manager or an Approved Qualified Manager is not managing the Property, payments to the Tax and Insurance Escrow Fund in accordance with the terms and conditions of Section 7.2 hereof;
     (ii) Second, payment of the Monthly Debt Service Amount in accordance with the terms and conditions hereof;
     (iii) Third, only if Marriott Manager or an Approved Qualified Manager is not managing the Property, payments to the Replacement Reserve Fund in accordance with the terms and conditions hereof;
     (iv) Fourth, payment to Lender of any other amounts then due and payable under the Loan Documents;
     (v) Fifth, only if Marriott Manager or an Approved Qualified Manager is not managing the Property, payment to Borrower of an amount sufficient to pay the monthly Operating Expenses and Capital Expenditures pursuant to the applicable Approved Annual Budget; and
     (vi) Lastly, all amounts remaining in the Cash Management Account after the application of the amounts required for the payments set forth above shall be remitted as follows:

     (A) unless and until the Debt Service Coverage Ratio Threshold is achieved, the remainder to be disbursed to Lender and deposited in the Debt Service Reserve Account to be held and applied as additional Debt Service Reserve Fund; or
     (B) from and after the time the Property achieves the Debt Service Coverage Ratio Threshold, the remaining funds shall be disbursed to Borrower.
          (c) Subject to Section 2.5.3, the insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
          (d) All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.
          2.5.3 Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to payment of the Monthly Debt Service Amount and amounts due for the Tax and Insurance Escrow Fund, Replacement Reserve Fund and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts (together with any amounts paid by or on behalf of Borrower) are deposited in the Cash Management Account established pursuant to the Cash Management Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender. Provided that sufficient funds are on deposit in the Tax and Insurance Escrow Fund, Lender shall be responsible for any penalty or interest resulting from a failure to pay Taxes when due. Further, the last sentence of Section 7.4.2 hereof is hereby incorporated herein by reference.
          Section 2.6. Extension of the Initial Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for three (3) successive terms (each, an “Extension Option”) of one (1) year each (the Initial Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:
          (a) no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable extension term is commenced;
          (b) Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than six (6) months, and no later than thirty (30) days, prior to (i) with respect to the first Extension Option, the Initial Maturity Date, (ii) with respect to the second Extension Option, the end of the first Extension Option, and (iii) with respect to the third Extension Option, the end of the second Extension Option;

          (c) if the Interest Rate Cap Agreement is scheduled to mature prior to the applicable Extended Maturity Date, Borrower shall obtain and deliver to Lender not later than one (1) Business Day prior to the first day of each Extension Option, one or more Replacement Interest Rate Cap Agreements (or extension of the existing Interest Rate Cap Agreement) from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement (or extension of the existing Interest Rate Cap Agreement) shall (i) be effective commencing on the first date of such Extension Option, (ii) have a LIBOR strike price equal to the applicable Strike Price, and (iii) have a maturity date not earlier than the applicable Extended Maturity Date;
          (d) If required by Lender, Borrower delivers to Lender an amendment to the Hotel Operating Lease executed by Hotel Owner and Hotel Operator extending the term thereof for a period of time ending no earlier than the applicable Extended Maturity Date; and
          (e) Borrower reimburses Lender for all costs reasonably incurred by Lender in processing the extension request, including, without limitation, reasonable legal fees and expenses; provided, however, that in no event shall Borrower be required to pay any such fees, costs or expenses in excess of Five Thousand Dollars ($5,000).
          III. INTENTIONALLY OMITTED
          IV. REPRESENTATIONS AND WARRANTIES
          Section 4.1. Borrower Representations. Borrower represents and warrants as of the Assumption Date that:
          4.1.1 Organization. Hotel Owner has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Hotel Operator has been duly organized and is validly existing and in good standing with requisite power and authority to own the lessee’s interest in the Hotel Operating Lease and to operate the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged. The sole business of Hotel Owner is the ownership, management and operation of the Property and the sole business of Hotel Operator is the leasing of the Property and the operation thereof. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule III.
          4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
          4.1.4 Litigation. Except as set forth on Schedule VI attached hereto, there is no action, suit, proceeding or investigation pending against Borrower or, to Borrower’s actual knowledge, pending against the Property or, to Borrower’s actual knowledge, threatened in writing against Borrower or the Property in any court or by or before any other Governmental Authority that would have a material adverse effect on (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of Borrower or the Property, (ii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document, (iii) the ability of Borrower to perform, in all material respects, its obligations under each of the Loan Documents, or (iv) the value of, or cash flow from the Property.
          4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. To the best of Borrower’s knowledge, Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property are bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations under the Loan Documents, (c) the Hotel Operating Lease and (d) obligations pursuant to the Management Agreement.
          4.1.6 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To the best of Borrower’s knowledge, the Permitted Encumbrances in the aggregate do not materially and adversely affect the operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the real property portion of the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) together with the filing of the required Uniform Commercial Code financing statements, perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To Borrower’s knowledge after due inquiry, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
          4.1.7 Solvency. Borrower has (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. The fair saleable value of Borrower’s assets exceeds and will, immediately following the assumption of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the assumption of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the assumption of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Principal or Sponsor, and neither Borrower, Principal nor Sponsor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, Principal nor Sponsor are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it, Principal or Sponsor.
          4.1.8 Full and Accurate Disclosure. To Borrower’s actual knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which will have a material adverse effect on (a) the use and operation of the Property, (b) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document, or (c) the ability of Borrower to perform, in all material respects, its obligations under each of the Loan Documents.
          4.1.9 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3)

of ERISA, subject to Title I of ERISA, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) none of the assets of Borrower constitute “plan assets” of a governmental plan within the meaning of 29 C.F.R. Section 2510.3-101 for purposes of any state law provisions regulating investments of, or fiduciary obligations with respect to, governmental plans.
          4.1.10 Compliance. Except as set forth in the Zoning Report, otherwise disclosed to Lender in writing or shown on the attached Schedule IV hereto (with respect to certain permits and licenses), Borrower and, to the best of Borrower’s knowledge after due inquiry, the Land and Improvements (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s actual knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
          4.1.11 Financial Information. To Borrower’s actual knowledge, all historical financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent in all material respects the financial condition of the Property as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Uniform System of Accounts and reconciled with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof as a hotel, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower or, to Borrower’s knowledge after due inquiry, the Property from that set forth in said financial statements.
          4.1.12 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s actual knowledge, is threatened in writing received by Borrower or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing direct access to the Property.
          4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of

Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
          4.1.14 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary to the continued use and enjoyment of the Property are located either in the public right-of-way abutting the Property or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are located in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy.
          4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
          4.1.16 Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.
          4.1.17 Assessments. Except as disclosed in the Title Insurance Policy, to Borrower’s actual knowledge there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
          4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Principal, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower and Principal have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
          4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
          4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies (or “Acord” certificates evidencing coverage thereof) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.
          4.1.21 Use of Property. The Property is used exclusively as a hotel and other appurtenant and related uses.
          4.1.22 Certificate of Occupancy; Licenses. To the best of Borrower’s knowledge after due inquiry and except as otherwise disclosed on Schedule IV attached hereto,

all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable liquor license required for the legal use, occupancy and operation of the Property as a hotel (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall keep and maintain, or cause to be kept and maintained, all Licenses necessary for the operation of the Property as a hotel. To the best of Borrower’s knowledge after due inquiry, the use being made of the Property is in conformity with the certificate of occupancy issued for the Property. Attached hereto as Schedule IV is, to the best of Borrower’s knowledge after due inquiry, a true and complete list of all current Licenses and those which are subject to renewal.
          4.1.23 Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.l(a)(i) is in full force and effect with respect to the Property.
          4.1.24 Physical Condition. Except as provided in the Physical Conditions Report and except with respect to the PIP Requirements, to the best of Borrower’s knowledge after due inquiry, (a) the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; (b) there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and (c) Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
          4.1.25 Boundaries. Except as disclosed on the Survey, to Borrower’s actual knowledge all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the improvements, so as to materially and adversely affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.
          4.1.26 Leases. To the best of Borrower’s knowledge after due inquiry and except as set forth on Schedule I, (a) the Property is not subject to any Leases other than the Leases described in Schedule I attached hereto and made a part hereof and the Hotel Operating Lease, (b) Hotel Owner is the owner and lessor of landlord’s interest in the Hotel Operating Lease and Hotel Operator is the lessor under all other Leases, (c) no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases, (d) the current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (e) no Rent has been paid more than one (1) month in advance of its due date, (f) all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant, (g) there has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect, (h) no tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises, (i) no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part, and (j) no tenant under any Lease has any right or option for additional space in the Improvements except for rights expressly set forth in the applicable Lease.
          4.1.27 Intentionally Omitted.
          4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Hotel Owner and Hotel Operator are each organized under the laws of the State of Delaware.
          4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid, and, under current Legal Requirements, the Mortgage is enforceable against Borrower in accordance with its terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.
          4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, each Borrower hereby represents, warrants and covenants that Borrower is, shall be and shall continue to be a Special Purpose Entity.
          (b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.
          (c) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects. Borrower has complied and will comply with all of the assumptions made with respect to Borrower in the Insolvency Opinion.
          (d) Borrower hereby covenants and agrees that (i) any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, shall be true and correct in all respects, (ii) Borrower will comply with all of the assumptions made with respect to Borrower in any Additional Insolvency Opinion, and (iii) each Person other than Borrower with respect to which an assumption shall be made in any Additional Insolvency Opinion will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.
          (e) Borrower hereby further represents, warrants and certifies to and for the benefit and reliance of Lender that: (i) Borrower has provided Lender with true, correct and complete copies of (A) Borrower’s current (and since the date of its inception) financial statements and (B) Borrower’s current (and since the date of its inception) organizational documents; and (iii) Borrower has prior to the Assumption Date (and at all times since the date of its inception) conducted its affairs as a special purpose bankruptcy remote entity in substantial accordance with (A) the provisions of this Section 4.1.30 and (B) the provisions of Borrower’s organizational documents (as in effect now and as in effect at all times since the date of its inception).
          4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.
          4.1.32 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.
          4.1.33 No Change in Facts or Circumstances; Disclosure. To Borrower’s actual knowledge, all material information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. To Borrower’s actual knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely impairs the use or operation of the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts known to Borrower and has not failed to disclose any material fact known to Borrower that could cause any Provided Information or representation or warranty made herein to be materially misleading.
          4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
          4.1.35 Embargoed Person. To the best of Borrower’s knowledge, at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal and

Sponsor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Principal or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Sponsor, as applicable, with the result that the investment in Borrower, Principal or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal or Sponsor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal or Sponsor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.
          4.1.36 Cash Management Account. (a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the applicable State) in the Lockbox Account, if any, and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Lockbox Account, if any, and Cash Management Account;
          (b) Each of the Lockbox Account, if any, and Cash Management Account constitute “deposit accounts” within the meaning of the Uniform Commercial Code of the State of Delaware); and
          (c) The Lockbox Account, if any, and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.
          4.1.37 Patents, Trademarks, etc. Subject to the terms of the Management Agreement, Borrower has obtained and holds in full force and effect all patents, trademarks, service marks, trade names, copyrights and other such rights, which are necessary for the operation of the Property. To Borrower’s actual knowledge, no material product, process, method, substance, part or other material presently sold by or employed by Borrower in connection with such business infringes any patent, trademark, service mark, trade name, copyright, license or other such right owned by any other Person. There is not pending or, to Borrower’s actual knowledge, threatened any claim or litigation against or affecting Borrower contesting its right to sell or use any of such rights.
          4.1.38 Hotel Operating Lease. The Hotel Operating Lease is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.
          Section 4.2. Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
          V. BORROWER COVENANTS
          Section 5.1. Affirmative Covenants. From the Assumption Date and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
          5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to Borrower and the Property, including, without limitation, Prescribed Laws. There shall never be committed by Borrower and Borrower shall not knowingly permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect in all material respects all franchises and trade names and preserve all the remainder of its property used in the conduct of its business and shall keep the Property in good working order and repair in all material respects, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall operate the Property in accordance with the terms and provisions of the O&M Agreement in all material respects. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (vi) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the Property; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Following any non-compliance with such Legal Requirement, Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
          5.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Borrower shall not suffer and shall promptly cause to be paid and discharged (or provide reasonable security for) any Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Event of Default exists; (b) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (g) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
          5.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower or Principal which if adversely determined would have a material adverse effect on (a) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of Borrower, Principal or the Property, (b) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document, (c) the ability of Borrower to perform, in all material respects, its obligations under each of the Loan Documents or (d) value of, or cash flow from, the Property.
          5.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.
          5.1.5 Intentionally Omitted.
          5.1.6 Cooperate in Legal Proceedings. Borrower shall reasonably cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which in any way affects the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
          5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.
          5.1.8 Award and Insurance Benefits. Subject to the terms of Article VI hereof, Borrower shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds to which Lender is entitled under the Loan Documents and which is lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any actual, reasonable expenses incurred in connection therewith (including attorneys’ fees and disbursements) out of such Insurance Proceeds or Awards.
          5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
          (a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and
          (b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
          5.1.10 Mortgage Taxes. Borrower represents that as of the Assumption Date it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage.
          5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the Uniform System of Accounts and reconciled each year in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Subject to the terms of the Management Agreement, Lender shall have the right from time to time at all times during normal business hours upon reasonable written notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any actual costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest. With respect to the reporting requirements of Section 5.1.11, it is acknowledged and accepted by Lender that annual, quarterly and monthly reporting may not precisely reflect a calendar year, quarter or month due to the need to conform with Marriott Manager’s use of thirteen Marriott Accounting Periods (approximately a calendar year) for reporting, and the need to derive certain information based on Marriott Manager’s financial data prepared on the basis of such Marriott Manager’s Accounting Periods.
          (b) Borrower will furnish to Lender (1) within one hundred twenty (120) days following the end of the Fiscal Year of Borrower ending December 31, 2007, an unaudited cash flow statement for such Fiscal Year, and (2) within one hundred twenty (120) days following the end of each Fiscal Year of Borrower thereafter, a complete copy of Borrower’s annual financial statements (prepared on a consolidated basis for Hotel Owner and Hotel Operator) audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with the Uniform System of Accounts and reconciled each year in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements, under each of the foregoing clauses (1) and (2), shall set forth the financial condition and the results of operations for the Property for the applicable Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. The 2007 unaudited cash flow statement required under clause (1) above shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a schedule reconciling Net Operating Income to Net Cash Flow, which shall itemize all material adjustments made to Net Operating Income to arrive at Net Cash Flow, and (iii) an Officer’s Certificate certifying that such unaudited cash flow statement presents fairly the financial condition and the results of operations of the Property being reported upon; provided, however, that such 2007 unaudited cash flow statement shall not be required to set forth interest paid with respect to the Loan during such period. Borrower’s annual financial statements required under clause (2) above shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (iii) a schedule audited by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant, and (iv) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and that such financial statements have been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP.

          (c) Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments): (i) an occupancy report for the subject month; (ii) a rent roll for the subject month; (iii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund), each in the form prepared by Manager pursuant to the Management Agreement and, within thirty (30) days of Lender’s reasonable written request, other existing information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender; and (iv) a Net Cash Flow Schedule. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days. On or before forty-five (45) days after the end of each calendar month, Borrower also will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property.
          (d) For each Fiscal Year commencing after the date hereof, Borrower shall submit to Lender an Annual Budget not later than fifteen (15) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s written reasonable approval, which approval rights shall (i) be limited as follows: (A) with respect to the Business Plan (as defined in the Management Agreement), Lender’s consent shall be required before Borrower consents to any Business Plan containing any materially adverse changes from the Business Plan of the preceding Fiscal Year; (B) with respect to the budget for FF&E Expenditures, Lender’s consent shall be required before Borrower consents to such budget if such budget for such FF&E Expenditures (excluding Required Repairs) exceeds four percent (4%) of Gross Income from Operations; and (C) with respect to the budget for Capital Expenditures, Lender’s consent shall be required before Borrower consents if the budget for such Capital Expenditures (excluding FF&E Expenditures and Required Repairs) exceeds four percent (4%) of Gross Income from Operations; and (ii) be subject in all respects to Borrower’s budget approval rights under the Management Agreement for as long as the Property is managed by the Marriott Manager (each such Annual Budget, an “Approved Annual Budget”). Lender’s approval of a proposed Annual Budget shall be deemed to have been given if (i) such proposed Annual Budget is submitted to Lender with a request for approval set forth in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET AND IF LENDER DOES NOT RESPOND WITHIN TEN (10) BUSINESS DAYS, BORROWER MAY DELIVER A DEEMED APPROVAL NOTICE” and Lender does not respond by approving such proposed Annual Budget or stating in reasonable detail its objections to such proposed Annual Budget within ten (10) Business Days of Lender’s receipt thereof and (ii) after Lender’s failure to respond to the initial request for approval of such proposed Annual Budget within the time period set forth in clause (i), Borrower shall re-submit such proposed Annual Budget to

Lender with a request for approval set forth in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. APPROVAL WILL BE DEEMED GIVEN IF LENDER DOES NOT RESPOND WITHIN FIVE (5) BUSINESS DAYS” and Lender does not respond to such second submission of such proposed Annual Budget by approving such proposed Annual Budget or stating in reasonable detail its objection thereto within five (5) Business Days of Lender’s receipt of such second submission. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within ten (10) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget (subject to the provisions of the Management Agreement) and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same (subject to the provisions of the Management Agreement) in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget (or is deemed to have approved such Annual Budget), the most recently Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be automatically adjusted (i) to reflect actual increases in Taxes and Insurance Premiums, (ii) by three percent (3%) to account for inflation and (iii) to reflect any expenses that must be incurred on an “emergency basis” in order to prevent the occurrence of any harm to any individuals on the Property or the Property itself or the operation thereof.
          (e) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section in connection with the Securitization to such parties requesting such information in connection with such Securitization.
          5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.
          5.1.13 Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any actual losses, actual costs, actual damages (excluding lost profits, diminution in value and other consequential damages) or reasonable expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed against Lender by another Person.

          5.1.14 Costs of Enforcement. In the event (a) that the Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its Constituent Members or an assignment by Borrower or any of its Constituent Members for the benefit of its creditors, in which Lender is made a party, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all actual out-of-pocket costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein.
          5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Applicable Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or, to the best of Borrower’s knowledge, defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
          (b) After request by Borrower, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate, (iii) the date installments of interest and/or principal were last paid, and (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender.
          (c) Borrower shall use commercially reasonable efforts to deliver to Lender within thirty (30) days of receipt of written request, tenant estoppel certificates from each commercial tenant paying rent in an amount greater than $75,000 per annum in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than once in any calendar year or less frequently if, and to the extent, so restricted by the terms of any Leases entered into prior to the Closing Date.
          (d) Borrower shall, promptly upon request of Lender, deliver to Lender an estoppel certificate from Hotel Operator stating that (i) the Hotel Operating Lease is in full force and effect and has not been modified, amended (except to the extent permitted under Section 5.1.20 hereof) or assigned (and, if the same has been modified or amended, stating that the Hotel Operating Lease, as so modified or amended, is in full force and effect), (ii) Hotel Owner is not in default under any of the terms, covenants or provisions of the Hotel Operating Lease and Hotel Operator knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Hotel Operating Lease, (iii) Hotel Owner has not commenced any action or given or received any notice for the purpose of terminating the Hotel Operating Lease and (iv) all sums due and payable under the Hotel Operating Lease have been paid in full.
          5.1.16 Intentionally Omitted.

          5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.
          5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions (or if any such representations are no longer accurate, providing an explanation as to the reason for such inaccuracy).
          5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
          5.1.20 Leasing Matters. Any Leases with respect to the Property executed after the date hereof providing for rent due thereunder in an amount greater than $75,000 per annum shall be approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed, provided, however, (a) renewals of any Lease by Borrower initially executed prior to the Closing Date shall not require the approval of Lender if the terms of any such Lease provided for renewals at a fixed rent, or (b) if the terms of any Lease initially executed prior to the Closing Date do not provide for specific renewals, Borrower can lease space to the same tenant under a new Lease if the economic terms of such new Lease are the same or better than the economic terms of the prior Lease. Upon request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale, provided that Lender provides commercially reasonable nondisturbance language. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Borrower or acceptance of surrender by a tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Lease executed after the Closing Date providing for rent due thereunder in an amount greater than $75,000 per annum will be permitted without the consent of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); and (iv) shall not execute any other assignment of lessor’s interest in the Leases or the

Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents. To the extent Lender’s prior written approval is required pursuant to this Section 5.1.20, Lender shall endeavor to respond to a request for Lender’s approval within ten (10) Business Days after Borrower’s written request therefore, delivered together with any documents or information required to be provided by Borrower hereunder in connection with Lender’s review of the proposed Lease. If the correspondence from Borrower requesting such approval contains the following statement at the top of the first page thereof in capitalized, boldfaced, 14 point type lettering: “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”, and if Lender shall fail to respond to or to expressly deny such request for approval in writing (stating in reasonable detail the reason for such disapproval) within ten (10) Business Days after receipt of Borrower’s written request therefor together with the documents and information required above and any other information reasonably requested by Lender in writing prior to the expiration of such ten (10) Business Day period in order to adequately review the same, then (x) if the annual rent of the proposed Lease is less than $250,000 per annum, Lender’s approval shall be deemed given or (y) if the annual rent of the proposed Lease is $250,000 per annum or greater, Borrower shall re-submit such proposed Lease and accompanying information to Lender with a request for approval containing the following statement at the top of the first page thereof in capitalized, boldfaced, 14 point type lettering: “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and if Lender does not respond to such second request by approving such proposed Lease or stating its objection thereto within five (5) Business Days of Lender’s receipt of such second submission, Lender’s approval shall be deemed given. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of the Property without Lender’s prior consent and (i) neither Hotel Owner nor Hotel Operator shall terminate the Hotel Operating Lease nor enter into any material amendment, modification or supplement to the Hotel Operating Lease without, in either case, Lender’s prior written consent, and (ii) Borrower shall promptly provide Lender with a copy of any termination, amendment, modification or supplement to the Hotel Operating Lease entered into by Borrower, together with written certification from an officer of Borrower which confirms that (x) the copy delivered is a true, complete and correct copy of such termination, amendment, modification or supplement and (y) Borrower has satisfied all conditions of this Section; provided, however, that Borrower shall be permitted, without any approval of Lender, to make (I) non-material amendments, modifications or supplements to the Hotel Operating Lease and (II) such other amendments, modifications or supplements to the Hotel Operating Lease which modify, change or adjust the amounts payable by Hotel Operator to Hotel Owner, extend the term thereof, or which are otherwise necessary or appropriate in order for Hotel Operator to qualify and/or be treated as a “taxable REIT subsidiary” under the Code and/or for FelCor REIT to qualify and/or be treated as a “real estate investment trust” under the Code, provided that, in each case, such amendments, modifications or supplements do not result in an Event of Default (or an event which but for the passage of time or the giving of notice or both would constitute an Event of Default), violate or result in a breach of the Management Agreement, invalidate or adversely affect the rights of Lender under the Assignment of Management Agreement, or result in a material adverse effect on (A) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of Borrower (collectively) or the Property, (B) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document, (C) the ability of Borrower to perform, in all material respects, its obligations under each of the Loan Documents, or (D) the value of, or cash flow from the Property. Borrower shall promptly provide Lender notice in writing of any amendments, modifications or supplements to the Hotel Operating Lease permitted under this Section and copies of any documents evidencing such amendments, modifications or supplements to the Hotel Operating Lease.
          5.1.21 Alterations. Borrower shall obtain Lender’s prior consent to any material alterations to any Improvements, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Net Operating Income, provided that such alterations (a) are made in connection with tenant improvement work performed pursuant to the terms of any Lease, (b) do not materially adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed the Alteration Threshold Amount, (c) are performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, (d) are made pursuant to and in accordance with the Management Agreement, or (e) are made in connection with the PIP Requirements. To the extent Lender’s prior written approval is required pursuant to this Section 5.1.21, Lender shall have fifteen (15) Business Days from receipt of written request and any and all reasonably required information and documentation relating thereto in which to approve or disapprove such request and such written request shall state thereon in bold letters of 14 point font or larger that action is required by Lender. If Lender fails to approve or disapprove the request within such fifteen (15) Business Days, Lender’s approval shall be deemed given. Should Lender fail to approve any such request, Lender shall give Borrower written notice setting forth in reasonable detail the basis for such disapproval. In no event shall Lender require any “consent fee” as a condition to any required approval. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed the Alteration Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Alteration Threshold Amount and during the occurrence of an Event of Default, Lender may apply such security from time to time at the option of Lender to pay for such alterations.
          5.1.22 Operation of Property. (a) Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement, if applicable, in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.
          (b) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.
          5.1.23 Hotel Operating Lease. (a) Borrower shall:
     (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Hotel Operating Lease and do all things necessary to preserve and to keep unimpaired its rights thereunder;
     (ii) promptly notify Lender of any event of default under the Hotel Operating Lease;
     (iii) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Hotel Operator or Hotel Owner under the Hotel Operating Lease; and
     (iv) maintain the Hotel Operating Lease in full force and effect during the term of the Loan.
          (b) Except as expressly provided below, Borrower shall not consent to or enter into any of the following transactions, or any combination thereof, unless it has received written confirmation from the Rating Agencies that such transaction or combination thereof will not result in a qualification, downgrade or withdrawal of the then current ratings assigned to the Securities: (i) the surrender of the Hotel Operating Lease to an unaffiliated third party, (ii) the assignment by the Hotel Operator of its interest under the Hotel Operating Lease, (iii) the termination or cancellation of the Hotel Operating Lease, or (iv) any modification, change, supplement, alteration or amendment of the Hotel Operating Lease that is not otherwise permitted by Section 5.1.20 hereof (it being acknowledged and agreed that this Section 5.1.23(b) shall not be deemed to give Borrower any right to enter into any modification, change, supplement, alteration or amendment of the Hotel Operating Lease that is not otherwise permitted by Section 5.1.20 hereof).
          Section 5.2. Negative Covenants. From the Assumption Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
          5.2.1 Operation of Property. (a) Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.
          (b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.
          5.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or knowingly permit any such action to be taken, except: (i) Permitted Encumbrances; (ii) Liens created by or permitted pursuant to the Loan Documents; (iii) Liens for Taxes or Other Charges not yet due; and (iv) Liens arising in connection with equipment leases entered into in the ordinary course of the operation of the Property to the extent permitted pursuant to Section 4.1.30 hereof and clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof.
          5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, in each case, without obtaining the prior consent of Lender.
          5.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in a material manner in activities other than the continuance of its present business.

          5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
          5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender not to be unreasonably withheld.
          5.2.7 Removal of FF&E. Except in the ordinary course of business, Borrower shall not remove or transfer any material article of FF&E or other personal property owned by Borrower used in the operation of the Property unless the same is replaced with substantially similar FF&E, without the prior written consent of Lender in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent Lender’s prior written approval is required pursuant to this Section 5.2.7, Lender shall endeavor to respond to a request for Lender’s approval within ten (10) Business Days after Borrower’s written request therefore, delivered together with any documents or information required to be provided by Borrower hereunder in connection with Lender’s review of the proposed action or matter. If the correspondence from Borrower requesting such approval contains the following statement at the top of the first page thereof in capitalized, boldfaced, 14 point type lettering: “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”, and if Lender shall fail to respond to or to expressly deny such request for approval in writing (stating in reasonable detail the reason for such disapproval) within ten (10) Business Days after receipt of Borrower’s written request therefor together with the documents and information required above and any other information reasonably requested by Lender in writing prior to the expiration of such ten (10) Business Day period in order to adequately review the same, then Lender’s approval shall be deemed given.
          5.2.8 Principal Place of Business and Organization. Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior notice. Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.
          5.2.9 ERISA. (a) Assuming that Lender is not, and is not lending the assets of, an “employee benefit plan” as defined in Section 3(3) of ERISA, Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

          (b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) none of the assets of Borrower constitute “plan assets” within the meaning of Section 3(3) of ERISA for purposes of any state law provisions regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:
     (A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
     (B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or
     (C) Borrower qualifies as an “operating company”, a “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c), (d) or (e).
          5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Property.
          (b) Without the prior consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein, other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20, or (ii) permit a Sale or Pledge of any direct or indirect interest in any Borrower or other Restricted Party (any of the acts set forth in clause (i) or (ii) being referred to herein collectively as a “Transfer”) except as permitted under, and subject to the satisfaction of the conditions set forth in, Section 5.2.10(d) below.
          (c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.
          (d) Notwithstanding the provisions of this Section 5.2.10, the following transfers shall not be deemed to be a Transfer and may occur without the consent of Lender or the payment of any transfer or other fee: Transfers of direct and/or indirect interests in Borrower and in its constituent partners, stockholders, members and beneficiaries (including transfers between and among such Persons), provided that (i) FelCor OP must continue to control, directly or indirectly, each Borrower and each Principal and own, directly or indirectly, on an unencumbered basis (subject to Section 5.2.10(f) below), at least fifty-one percent (51%) of the equity and economic interests in each Borrower, (ii) FelCor REIT must at all times be the sole general partner of and control FelCor OP and continue to own, directly or indirectly, at least eighty percent (80%) of the equity and economic interests in FelCor OP, (iii) each Borrower shall remain, directly or indirectly, on an unencumbered basis (subject to Section 5.2.10(f) below), under 100% common ownership and control by FelCor OP, (iv) Lender receives prior written notice of any such transfer and copies of the documents transferring such interest, provided that the foregoing requirement set forth in this subsection (iv) shall not be applicable in the case of transfers of limited partnership interests in FelCor OP or of publicly traded stock in FelCor REIT, and (v) if after such transfer any Person and its Affiliates collectively owns more than forty-nine (49%) in the aggregate of the direct and/or indirect interests of Borrower and as of the Assumption Date such Person and its Affiliates collectively owned forty-nine percent (49%) or less in the aggregate of the direct and/or indirect interests of Borrower, Lender shall have received an Additional Insolvency Opinion reasonably satisfactory to Lender and the Rating Agencies.
          (e) Notwithstanding the other provisions of this Section 5.2.10, Transfers of one hundred percent (100%) of the direct and/or indirect interests in Borrower or transfers of the Property, shall be permitted with Lender’s prior written consent, which consent shall not be unreasonably withheld after consideration of all relevant factors and provided that Borrower satisfies the following conditions:
     (i) no Event of Default has occurred and is continuing;

     (ii) the proposed transferee (“Transferee”) shall be a reputable entity or person of good character, creditworthy, and shall have sponsorship with sufficient financial worth considering the obligations assumed and undertaken, as evidenced by financial statements and other information reasonably requested by Lender;
     (iii) the Transferee or its sponsor and its property manager shall have sufficient experience in the ownership and management of properties similar to the Property, and Lender shall be provided with reasonable evidence thereof (and Lender reserves the right to approve the Transferee without approving the substitution of the property manager);
     (iv) if a Securitization has occurred, confirmation in writing from the Rating Agencies to the effect that such transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization;
     (v) Lender shall have received evidence reasonably satisfactory to it (which shall include a legal non-consolidation opinion reasonably acceptable to Lender) that the single purpose nature and bankruptcy remoteness of Transferee following such transfers are in accordance with the standards of the Rating Agencies;
     (vi) the Transferee shall have executed and delivered to Lender an assumption agreement in form and substance reasonably acceptable to Lender, evidencing such Transferee’s agreement to abide and be bound by the terms of the Note, the Mortgage and the other Loan Documents, together with such legal opinions and title insurance endorsements as may be reasonably requested by Lender;
     (vii) Lender shall have received from Borrower or Transferee on or prior to the date of the sale or transfer (A) an assumption fee equal to one percent (1.0%) of the Loan amount, (B) a rating confirmation fee for each of the Rating Agencies delivering a confirmation pursuant to clause (iv) above, which confirmation fees shall be equal to the then customary fees charged by each applicable Rating Agency for such a confirmation and (C) the payment of all out-of-pocket third-party costs and expenses incurred by Lender, Servicer and the Rating Agencies in connection with such assumption (including reasonable attorneys’ fees and costs); and
     (viii) Borrower shall have provided to Lender at least thirty (30) days prior written notice of such proposed transfer.
          (f) Notwithstanding anything to contrary contained in this Agreement, provided that no Event of Default has occurred and is continuing, certain owners of Borrower shall be permitted to obtain mezzanine financing (the “Subordinate Mezzanine Loan”), which Subordinate Mezzanine Loan shall be secured by the membership or partnership interests in Hotel Owner and/or Hotel Operator (as applicable) or the owners of Borrower, subject to the following conditions and requirements:
     (i) Lender’s review and approval in its reasonable discretion of the terms and conditions of the Subordinate Mezzanine Loan and the documents evidencing the

Subordinate Mezzanine Loan, but only to the extent such review of the documents is to confirm such terms and conditions;
          (ii) the Subordinate Mezzanine Loan shall only be payable out of any excess cash flow from the Property;
          (iii) the Subordinate Mezzanine Loan together with the Loan (and any New Mezzanine Loan) shall have a combined loan-to-value ratio of no greater than eighty percent (80%);
          (iv) the lender under the Subordinate Mezzanine Loan shall enter into, and be subject to, an intercreditor agreement in the form and substance reasonably satisfactory to Lender in its reasonable discretion (the “Subordinate Mezzanine Intercreditor Agreement”);
          (v) the Subordinate Mezzanine Loan shall be nonrecourse as to principal and interest required to be paid under the Subordinate Mezzanine Loan and shall not be secured by a lien against the Property;
          (vi) Borrower shall reimburse Lender for all reasonable out-of-pocket expenses incurred by Lender in reviewing the Subordinate Mezzanine Loan documents and negotiating and documenting the Subordinate Mezzanine Intercreditor Agreement;
          (vii) Borrower shall have obtained and delivered to Lender at Borrower’s sole cost and expense a confirmation in writing from each of the Rating Agencies that such Subordinate Mezzanine Loan will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately before such Subordinate Mezzanine Loan was incurred for the Securities or any class thereof issued in connection with a Securitization which are then outstanding; and
          (viii) the final capital structure of the Subordinate Mezzanine Loan is subject in all respects to the Rating Agencies’ approval and to Lender’s reasonable approval, including, without limitation, any changes to the organizational structure of Borrower.
          VI. INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
          Section 6.1. Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:
          (i) comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Fifty Thousand Dollars ($50,000) for all such insurance coverage except that the deductible for earthquake or windstorm insurance shall not exceed five percent (5%) of the total value of the Property and the deductible for flood insurance shall not exceed One Hundred Thousand Dollars ($100,000); and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall reasonably require; and (y) earthquake insurance in a reasonable amount based on the maximum probable loss and in form and substance reasonably satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (x) and (y) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
     (ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million Dollars ($2,000,000) in the aggregate and One Million Dollars ($1,000,000) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; (C) to contain a waiver of subrogation against Lender, and (D) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgage to the extent the same is available;
     (iii) business income insurance (A) with Lender named as loss payee; (B) covering all risks required to be covered by the insurance provided for in Section 6.1(a)(i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period of eighteen (18) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding eighteen

(18) month period. Notwithstanding anything to the contrary in Section 2.6 hereof, all proceeds payable to Lender as its interest may appear pursuant to this subsection shall be held by Lender and shall be applied to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note and (II) made available to Borrower to pay Operating Expenses in accordance with the Management Agreement; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
     (iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) contractor’s liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
     (v) if the Property includes commercial property, worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement;
     (vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
     (vii) umbrella liability insurance in an amount not less than Ninety-Nine Million and No/100 Dollars ($99,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;
     (viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000);
     (ix) if the Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Property along with any reduced value and the increased cost of construction in amounts as requested by Lender;
     (x) the commercial property, commercial general liability and business income insurance required under Sections 6.1 (a) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a) above at all times during the term of the Loan, provided, however, if Borrower is unable to obtain such terrorism coverage under a blanket policy, Borrower shall acquire a separate stand-alone policy providing such coverage as is available at a premium cost up to but not in excess of two hundred percent (200%) of the cost for such coverage as of the Closing Date, provided that the amount of such coverage shall not be required to exceed the amount of the Loan; and
     (xi) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.
          (b) All property insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the reasonable approval of Lender. If the correspondence from Borrower requesting such approval contains the following statement at the top of the first page thereof in capitalized, boldfaced, 14 point type lettering: “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN THIRTY (30) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”, and if Lender shall fail to respond to or to expressly deny such request for approval in writing (stating in reasonable detail the reason for such disapproval) within thirty (30) Business Days after receipt of Borrower’s written request therefor together with the necessary documents and information and any other information reasonably requested by Lender in writing prior to the expiration of such thirty (30) Business Day period in order to adequately review the same, then Lender’s approval shall be deemed given. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which shall be S&P if they are rating the Securities and one of which will be Moody’s if they are rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency; provided, however, if five (5) or more insurance companies issue the Policies required hereunder, and at least sixty percent (60%) of the applicable insurance coverage is provided by insurance companies having a claims paying ability of “A” or better (and the equivalent thereof), then the remaining forty percent (40%) or less of the applicable insurance coverage required hereunder may be provided by insurance companies having a claims paying ability of “BBB” or better (and the equivalent thereof). The Policies described in Section 6.1(a) (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than five (5) Business Days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.
          (c) Any blanket insurance Policy shall substantially fulfill the requirements contained herein and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).
          (d) All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.l(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Any insurance maintained by Manager pursuant to the Management Agreement shall name Borrower and Lender as additional insureds (or mortgagee, as applicable), as their interests may appear.
          (e) All property Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:
     (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
     (ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender; and
     (iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
          (f) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, after five (5) Business Days written notice to Borrower, to take such reasonable action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender within ten (10) days demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate from the date of demand.
          Section 6.2. Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4, provided, that if (A) Lender is obligated to make Net Proceeds available to Borrower for purposes of restoration in accordance with Section 6.4, (B) Lender has received such Net Proceeds and (C) Lender has not made such Net Proceeds available to Borrower, then Borrower shall not be required to repair and restore the Property. It being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Restoration Threshold and Borrower shall deliver to Lender all instruments reasonably required by Lender to permit such participation. In the event of a Casualty in which the Net Proceeds and the costs of completing the Restoration are each less than the Restoration Threshold, Borrower may settle and adjust such claim without Lender’s consent or participation.
          Section 6.3. Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 6.4, provided, that if (A) Lender is obligated to make Net Proceeds available to Borrower for purposes of restoration in accordance with Section 6.4, (B) Lender has received such Net Proceeds and (C) Lender has not made such Net Proceeds available to Borrower, then Borrower shall not be obligated to repair and restore the Property. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
          Section 6.4. Restoration. The following provisions shall apply in connection with the Restoration:
          (a) If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that each of the conditions set forth in Section 6.4(b)(i)(A), (B), (D), (F)(2), (3) and (4), (G), (H) and (I) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
          (b) If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds”

for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
     (i) Subject to the provisions of Section 6.4(a) above, the Net Proceeds shall be made available to Borrower for Restoration upon the approval of Lender in its reasonable discretion that the following conditions are met:
     (A) no Event of Default shall have occurred and be continuing;
     (B) (1) in the event the Net Proceeds are Insurance Proceeds, either (x) less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (y) the costs of completing the Restoration are less than forty percent (40%) of the full replacement cost, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;
     (C) intentionally omitted;
     (D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;
     (E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of the aggregate amount of (l) the Net Proceeds, (2) the insurance coverage referred to in Section 6.l(a)(iii), if applicable, and (3) by other funds of Borrower;
     (F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) three (3) months prior to the Maturity Date (as may be extended), (2) the earliest date required for such completion under the terms of the Management Agreement, (3) such time as may be required under applicable Legal Requirements or (4) the expiration of the insured period provided by the insurance coverage referred to in Section 6.1(a)(iii);
     (G) the Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable Legal Requirements;

     (H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
     (I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;
     (J) intentionally omitted;
     (K) the Loan-to-Value Ratio, after giving effect to the Restoration, shall be equal to or less than eighty percent (80%);
     (L) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender; and
     (M) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.
     (ii) In the event the Net Proceeds are equal to or exceed the Restoration Threshold, the Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
     (iii) In the event the Net Proceeds are equal to or exceed the Restoration Threshold, all plans and specifications required in connection with the Restoration shall be subject to prior reasonable approval by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration the cost of which is greater than $25,000, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable acceptance by Lender and the Casualty Consultant. All out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.
     (iv) In the event the Net Proceeds are equal to or exceed the Restoration Threshold, in no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall be reduced to five percent (5%) of the costs incurred for work upon receipt by Lender of reasonably satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
     (v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
     (vi) In the event the Net Proceeds are equal to or exceed the Restoration Threshold, if at any time the Net Proceeds or the undisbursed balance thereof shall not, in the good faith opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.
     (vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.
          (c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. Notwithstanding anything to the contrary contained herein, if Lender is obligated under this Agreement to disburse the Net Proceeds to Borrower for Restoration, and if Lender fails to do so, then any obligation of Borrower to restore or repair the Property under the Loan Documents shall not apply until such Net Proceeds have been disbursed to Borrower.
          (d) In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
          VII. RESERVE FUNDS
          Section 7.1. Required Repairs. Borrower shall perform, or course to be performed, the maintenance, repairs, environmental remediation and PIP Requirements at the Property as more particularly set forth on Schedule II hereto (such maintenance, repairs and environmental remediation hereinafter, collectively, referred to as “Required Repairs”) in accordance with all applicable provisions of the Management Agreement. Borrower shall complete (x) the PIP Requirements in accordance with the applicable deadlines set forth in the Management Agreement and (y) the Required Repairs (other than the PIP Requirements) within twelve (12) months of the Closing Date subject to Excusable Delay. It shall be an Event of Default under this Agreement if after notice from Lender and a thirty (30) day cure period has elapsed or such longer period as is reasonably necessary to effectuate such cure provided that Borrower is diligently proceeding to cure, Borrower does not complete the Required Repairs by the required deadline for each repair as set forth above.

          Section 7.2. Tax and Insurance Escrow Fund. Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least fifteen (15) days prior to their respective dates of delinquency, and (b) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least fifteen (15) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. To the extent sufficient amounts have been deposited into the Tax and Insurance Fund with Lender in compliance with this Section 7.2, it shall not be an Event of Default if the Insurance Premiums and/or the Taxes are not paid due to Lender’s failure to apply such amounts to the payment of the Insurance Premiums and the Taxes on the respective dates on which each are due provided that Borrower has not impeded Lender’s attempt to pay such Insurance Premiums or Taxes. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the date of delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding the foregoing provisions of this Section 7.2, provided that the Manager of the Property is the Marriott Manager (or an Approved Qualified Manager) and such Marriott Manager (or Approved Qualified Manager) is required to reserve for and pay all Taxes and Insurance Premiums pursuant to the terms of the Management Agreement, then Borrower shall not be required to make any deposits to the Tax and Insurance Escrow Fund. Borrower shall provide Lender with evidence reasonably satisfactory to Lender that all applicable Taxes and Insurance Premiums have been paid when due.
          Section 7.3. Replacements and Replacement Reserve.
          7.3.1 Replacement Reserve Fund. Borrower shall pay (or cause Manager to pay) to Lender on each Payment Date an amount equal to four percent (4%) of Gross Income from Operations for the calendar month occurring two (2) calendar months prior to the calendar month of the applicable Payment Date on which such deposit is required (the “Replacement Reserve Monthly Deposit”) to be applied in accordance with this Agreement to the costs of

FF&E Expenditures and FF&E Expenditures Work required to be made to the Property during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”. Notwithstanding the foregoing, provided that the Manager of the Property is the Marriott Manager (or an Approved Qualified Manager) and such Marriott Manager (or Approved Qualified Manager, as applicable) is reserving for the Replacements under the Management Agreement, then Borrower shall not be required to make the Replacement Reserve Monthly Deposits. Borrower shall provide Lender with evidence reasonably satisfactory to Lender that the Marriott Manager (or Approved Qualified Manager, as applicable) is reserving such amounts.
          7.3.2 Disbursements from Replacement Reserve Account. If such Replacement Reserve Fund is required, Lender shall make disbursements from the Replacement Reserve Fund as requested by Borrower or Manager, and reasonably approved by Lender, which approval shall not be unreasonably conditioned, withheld or delayed, no more frequently than once in any thirty (30) day period of no less than Five Thousand Dollars ($5,000) upon delivery by Borrower or Manager of Lender’s standard form of draw request accompanied by information of the type set forth on the sample reserve disbursement request schedule attached hereto as Schedule VII, copies of paid invoices for the amounts requested (with respect to requests in excess of Fifty Thousand Dollars ($50,000) for a single item) and, if required by Lender for requests in excess of One Hundred Thousand Dollars ($100,000) for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of replacements and repairs of items in excess of Two Hundred Fifty Thousand Dollars ($250,000) for which reimbursement is sought. Lender shall cause the disbursement of the applicable Replacement Reserve Funds within five (5) Business Days after receipt of Borrower’s or Manager’s request and all required documentation. Notwithstanding the foregoing, Lender’s approval of any disbursement from the Replacement Reserve Fund shall not be required and none of the foregoing conditions shall be applicable if (a) the Replacement for which such disbursement is sought is set forth in the Annual Budget, as approved by Lender, if and to the extent, required hereunder and (b) the cost of such Replacement does not cause such Annual Budget, as a whole, to deviate by more than five percent (5%).
          7.3.3 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
          7.3.4 Debt Service Reserve. On the Closing Date, Prior Owner deposited with Lender the amount of $2,000,000.00, which amount so deposited with Lender, together with any additional deposits with Lender pursuant to Section 2.5.2(b)(vi)(A) hereof, shall be held by Lender in accordance with Section 7.5 hereof. As of the Assumption Date, the amount held in the Debt Service Reserve Fund is $1,203,091.30. Amounts so deposited shall hereinafter be referred to as Borrower’s “Debt Service Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Debt Service Reserve Account”. Provided no Event of Default exists and is continuing, in the event on any Payment Date the funds available in the Cash Management Account for application on such Payment Date pursuant to Section 2.5.2(b)(ii) are not sufficient to fund the Monthly Debt Service Amount on such Payment Date in full (the amount of insufficiency being herein referred to as the “Payment Date Deficiency” for such Payment Date), then to the extent of funds available in the Debt Service Reserve Account, Lender shall authorize the transfer on such Payment Date from the Debt Service Reserve Account to the Cash Management Account, for application on such Payment Date pursuant to Section 2.5.2(b)(ii) to satisfy the Payment Date Deficiency. To the extent sufficient amounts are available in the Debt Service Reserve Account in accordance with this Section 7.4.3 and Lender is required hereunder to so authorize a transfer on such Payment Date of funds from the Debt Service Reserve Account to the Cash Management Account to satisfy the Payment Date Deficiency but Lender fails to so authorize the same, it shall not be a default or an Event of Default if such Payment Date Deficiency is not paid due to such failure by Lender and, accordingly, no late charges or default interest shall be payable by Borrower. When the Property shall have achieved the Debt Service Coverage Ratio Threshold, then provided no Event of Default exists and is continuing, the balance of the Debt Service Reserve Fund shall be disbursed to Borrower. The Debt Service Coverage Ratio shall be determined as of the end of each calendar quarter upon receipt by Lender from Borrower of such information and documentation concerning operating results at the Property as Lender may reasonably require to determine the same.
          Section 7.4. Intentionally Omitted.
          Section 7.5. Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds held by Lender and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence and continuance of an Event of Default and acceleration of the Loan as a result thereof, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
          (b) The Reserve Funds shall be held in an Eligible Account in Permitted Investments pursuant to the Cash Management Agreement. All interest or other earnings on a Reserve Fund (with the exception of the Tax and Insurance Escrow Fund) shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (i) such investments are then regularly offered by Lender for accounts of this size, category and type, (ii) such investments are permitted by applicable federal, state and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (iv) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds (with the exception of the Tax and Insurance Escrow Fund). No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.5. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.
          (c) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, third party claims, demands, liabilities, actual losses, actual damages (excluding lost profits, diminution in value and other consequential damages), obligations and reasonable costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds held by Lender or the performance of the obligations for which the Reserve Funds were established, excluding matters arising from Lender’s or its agents’ fraud, willful misconduct, illegal acts or gross negligence. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
          VIII. DEFAULTS
          Section 8.1. Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
     (i) if (A) any monthly installment of interest due under this Agreement and the Note or the payment in full of the Debt due on the Maturity Date is not paid when due or (B) any other portion of the Debt is not paid when due and such non-payment in this Section 9.1(a)(i)(B) continues for three (3) Business Days following notice to Borrower that the same is due and payable;
     (ii) if any of the Taxes or Other Charges are not paid when the same are due and payable subject to Section 7.2 hereof;
     (iii) if the Policies are not kept in full force and effect;
     (iv) if Borrower Transfers or otherwise encumbers any portion of the Property without Lender’s prior consent in violation of the provisions of this Agreement or Article 6 of the Mortgage and, if such breach is susceptible to cure, has not been cured within ten (10) Business Days of notice thereof;
     (v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made, provided, however, if such representation or warranty is susceptible of being cured, Borrower shall have the right to cure such representation or warranty within ten (10) Business Days of notice thereof;
     (vi) if Borrower, Principal or Sponsor shall make an assignment for the benefit of creditors;
     (vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Principal or Sponsor, or if Borrower, Principal or Sponsor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Principal or Sponsor, or if any proceeding for the dissolution or liquidation of Borrower, Principal or Sponsor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Principal or Sponsor, upon the same not being discharged, stayed or dismissed within ninety (90) days;
     (viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
     (ix) if Borrower breaches any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 4.1.30 or Section 5.1.11 hereof, provided, however, that a breach of any covenant contained in Section 4.1.30, Section 5.1.11 or in Section 5.2 shall not constitute an Event of Default if (A) such breach is inadvertent and non-recurring, (B) if such breach is curable, Borrower shall promptly cure such breach within thirty (30) days after notice thereof from Lender, and (C) with respect to a material breach of any material covenant contained in Section 4.1.30, within fifteen (15) Business Days of the request of Lender, Borrower delivers to Lender an Additional Insolvency Opinion, or a modification of the Insolvency Opinion, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification any counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;
     (x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
     (xi) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
     (xii) if a material default by Borrower has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and as a result of such default Manager thereunder terminates or cancels the Management Agreement (or any Replacement Management Agreement);

     (xiii) if Borrower fails to comply in any material respect with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof and such failure to comply continues after ten (10) Business Days notice thereof;
     (xiv) if Borrower ceases to do business as a hotel at the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any diligent Restoration of the Property following a Casualty or Condemnation);
     (xv) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiv) above, for ten (10) Business Days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days, subject to Excusable Delay; or
     (xvi) if there shall be Default under any of the other Loan Documents beyond any applicable cure periods contained in such documents (or thirty (30) days if no such cure period is specified), whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.
          (b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
          Section 8.2. Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
          (b) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder, provided that Borrower’s liability or obligation shall not be increased by such severance. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization and expressly provided pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents (modified to reflect the current status of such representations and warranties) and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Assumption Date.
          (c) Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent

Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
          IX. SPECIAL PROVISIONS
          Section 9.1. Sale of Note and Securitization. Borrower acknowledges and agrees that the Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use commercially reasonable good faith efforts to provide existing information not in the possession of Lender or which may be reasonably required by Lender (excluding any confidential information concerning Marriott Manager as required by the terms of the Management Agreement or Sponsor’s Constituent Members) in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:
          (a) provide updated Provided Information or other existing information with respect to the Property, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;
          (b) review descriptive materials for presentations to any or all of the Rating Agencies, and work with, third-party service providers engaged to obtain, collect, and deliver information reasonably requested or reasonably required by Lender, prospective investors or the Rating Agencies;
          (c) if required by any Rating Agency, deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Property, Borrower, the Principal and the Loan Documents, and (ii) amend the Special Purpose Entity provisions of the organizational documents for Borrower, which counsel opinions and amendments to the organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;
          (d) provide updated representations and warranties made in the Loan Documents as are customarily provided in securitization transactions as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties made in the Loan Documents to the extent they are true as of the closing of the Securitization;
          (e) execute such amendments to the Loan Documents as may be reasonably requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon of the original note, but such new notes or modified note may change the interest rate of the Loan), provided, however, that (i) such new notes or modified note will not change the interest rate, the stated maturity or the amortization of principal set forth in the Note unless the varying interest rates shall have the same initial weighted average coupon of the original Note, (ii) such amendments to the Loan Documents or the new notes or modified note will not modify or amend any other economic or material term of the Loan in a manner adverse to Borrower its Constituent Members, or (iii) such amendments to the Loan Documents will not materially increase Borrower’s obligations and liabilities under the Loan Documents or materially decrease the rights of Borrower under the Loan Documents;
     (f) if requested by Lender, review any information regarding the Property, Borrower, Principal, the Manager and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and
     (g) supply to Lender such existing documentation, financial statements and reports of Borrower in form and substance required in order to comply with any applicable securities laws.
     Lender shall pay all reasonable third party costs and expenses (excluding fees and expenses of Borrower’s legal counsel) in excess of Five Thousand Dollars ($5,000) incurred by Borrower in connection with Borrower’s complying with requests made under this Section 9.1 and/or under Section 9.1.2 hereof, provided, however, the fees and expenses of Borrower’s legal counsel and Borrower’s administrative costs shall not be included in such amount and Borrower shall remain at all times responsible for the fees and expenses of its legal counsel and its own administrative costs.
     9.1.2 Mezzanine Loans. Notwithstanding the provisions of Section 9.1 to the contrary and subject to the cap on costs and expenses set forth in the last paragraph thereof, Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right after reasonable consultation with Borrower to create one or more additional mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate principal balances of each of the Loan and any New Mezzanine Loan(s) amongst each other and to require the payment of the Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) in no event shall (A) the weighted average spread of the Loan and any New Mezzanine Loan(s) following any such reallocation or modification change from the weighted average spread for all in effect immediately preceding such reallocation, modification or creation of any New Mezzanine Loan(s) and (B) the Loan be subject to any interest rate floor, and (ii) such New Mezzanine Loan(s) will not materially increase Borrower’s obligations and liabilities under the Loan Documents or materially decrease the rights of Borrower under the Loan Documents (other than, in each case, administratively or in a de minimus respect). Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.1.2, all in form and substance reasonably satisfactory to Borrower, Lender and the Rating Agencies, including, without limitation, in connection with the creation of any New Mezzanine Loan, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and Borrower shall execute such amendments to the Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan all of which shall be on substantially the same terms and conditions as the Loan Documents. In addition, Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Borrower”) and the applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower. Further, in connection with any New Mezzanine Loan, Borrower shall deliver to Lender opinions of legal counsel, in substantially the same form as were delivered in connection with the Loan, with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents, as amended and an Additional Insolvency Opinion for the Loan and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies.
     Section 9.2. Securitization Indemnification. (a) Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. Notwithstanding the foregoing, Lender and its agents shall keep confidential such information specifically identified by Borrower as being subject to confidentiality provisions set forth in the Management Agreement and, without limitation on the foregoing, no reference to Marriott Manager, any Affiliate of Marriott Manager, or any “Renaissance Trademark” (as defined in the Marriott Management Agreement) shall be made in any prospectus, private placement memorandum, offering circular or offering documentation related thereto issued which is designed to interest potential investors in debt or equity securities related to the Property, unless Marriott Manager has given its prior written approval to each such reference, which Marriott Manager may withhold in its sole and absolute discretion.
     (b) Upon Lender’s reasonable request, Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that to Borrower’s actual knowledge, each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Property and Manager, does not contain any untrue statement of a material fact or omit to state a material fact in Borrower’s actual knowledge necessary in order to make the statements made, in the light of the circumstances under which they were made, not materially misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter

Group”) for any out-of-pocket losses, third party claims, actual damages (but not lost revenues, diminution in value and other consequential damages) or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections known by Borrower to be untrue or arise out of or are based upon the omission or alleged omission to state therein a material fact in Borrower’s actual knowledge, required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any reasonable legal or other reasonable expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. Notwithstanding anything to the contrary herein, if there is a lawsuit based upon an alleged untrue statement or an alleged omission and such allegations are proved to be untrue pursuant to a final court order which is unappealable, Borrower shall not be responsible for the legal fees incurred by Lender, Lender Group and the Underwriter Group. This indemnity agreement will be in addition to any liability which Borrower may otherwise have.
     (c) In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact in Borrower’s actual knowledge, required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any reasonable legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities. Notwithstanding anything to the contrary contained herein, if there is a lawsuit based upon an alleged untrue statement or an alleged omission and such allegations are proved to be untrue pursuant to a final court order which is unappealable, Borrower shall not be responsible for the legal fees incurred by Lender, Lender Group and the Underwriter Group.
     (d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.
     (e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lender’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.
     (f) Subject to the provisions of Section 9.4 hereof, the liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
     Section 9.3. Intentionally Omitted.
     Section 9.4. Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the

Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) impair the right of Lender to obtain the appointment of a receiver; (d) impair the enforcement of the Assignment of Leases; (e) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (f) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage (excluding any lost revenue, diminution of value and other consequential damages), reasonable cost, reasonable expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
     (i) fraud or intentional misrepresentation by Borrower in connection with the Loan;
     (ii) physical damage to the Property arising from intentional, active waste of Borrower;
     (iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity Agreement or in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;
     (iv) the removal or disposal of any portion of the Property in violation of this Agreement or the other Loan Documents after an Event of Default;
     (v) the misappropriation or conversion by Borrower of (A) any Insurance Proceeds paid by reason of any Casualty, to the extent so misappropriated or converted, (B) any Awards received in connection with a Condemnation, to the extent so misappropriated or converted, (C) any Rents following and during the continuance of an Event of Default, or (D) any Rents paid more than one (1) month in advance in violation of this Agreement or the other Loan Documents, to the extent so misappropriated or converted; and
     (vi) any Liens on any portion of the Property with priority over or equal to the Lien of the Loan Documents, in violation of this Agreement or the other Loan Documents.
          Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy

Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of: (a) Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) Borrower soliciting or causing to be solicited petitioning creditors to file a petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) Borrower consenting in advance of the filing of a petition with its creditors to any involuntary petition filed against it under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; or (d) Borrower colluding with any Person other than Lender with respect to the filing of involuntary insolvency proceedings against Borrower; or (e) Borrower voluntarily making an assignment for the benefit of creditors; (ii) if Borrower fails to maintain its status as a Special Purpose Entity as required by, and in accordance with, the terms and provisions of the Loan Documents to the extent the same results in a consolidation of assets of Borrower with another Person; (iii) if Borrower fails to obtain Lender’s prior consent to any subordinate financing or other voluntary Lien encumbering the Property if such consent is required under the Loan Documents; or (iv) if Borrower violates the restrictions to Transfer as set forth in the Loan Documents.
          Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no present or future Constituent Member in Borrower, nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, member, partner, principal, participant or agent of or in Borrower or of or in any person or entity that is or becomes a Constituent Member in Borrower, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any of the Loan Documents, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Lender on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. In addition, Lender, for itself and its successors and assigns, acknowledges and agrees that neither Borrower, nor any Constituent Member, nor any other party, is assuming any personal liability, directly or indirectly, under or in connection with any agreement, lease, instrument, claim or right constituting a part of the Property or to which the Property is now or hereafter subject.
          For purposes of this Agreement and each of the other Loan Documents, neither the negative capital account of any Constituent Member in Borrower nor any obligation of any Constituent Member in Borrower to restore a negative capital account or to contribute or loan capital to Borrower or to any other Constituent Member in Borrower shall at any time be deemed to be the property or an asset of Borrower (or any such other Constituent Member) and neither Lender nor any of its successors or assigns shall have any right to collect, enforce or proceed against with respect to any such negative capital account or obligation to restore, contribute or loan.
          Section 9.5. Matters Concerning Manager. If (i) the Manager shall become bankrupt or insolvent, or (ii) a material default by Manager of its material obligations occurs under the Management Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender and after Lender’s reasonable consultation with Borrower, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement.

          Section 9.6. Servicer. (a) At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement nor shall Borrower be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.
          (b) Lender shall endeavor in good faith (without liability for failure to do so) to provide Borrower with notification of any change in the Person servicing the Loan; provided that it shall not constitute a Default or Event of Default hereunder if due to such failure Borrower sends any payments required to be made hereunder to Lender or any predecessor Person servicing the Loan.
          X. MISCELLANEOUS
          Section 10.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
          Section 10.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.
          Section 10.3. Governing Law. (A) THE PARTIES HEREBY AGREE AND IRREVOCABLY ELECT THAT, IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
          (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
CT CORPORATION SYSTEM
111 EIGHTH AVENUE, 13TH FLOOR
NEW YORK, NEW YORK 10011
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY

AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
          Section 10.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
          Section 10.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
          Section 10.6. Notices. Except as otherwise required by applicable law, all notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if (a) hand delivered, (b) sent by (i) certified or registered United States mail, postage prepaid, return receipt requested or (ii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and (c) by telecopier (with answer back acknowledged and followed by a hard copy via one of the other methods described above), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Greenwich Capital Financial Products, Inc.
600 Steamboat Road
Greenwich, CT 06830
Attention: Commercial Mortgage Loan Department
Facsimile No. (203) 629-8363

with a copy to:	Greenwich Capital Financial Products, Inc.
600 Steamboat Road
Greenwich, CT 06830
Legal and Compliance Department
Attention: Legal Department
Facsimile No. (203) 629-5718

with a copy to:	Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Charles E. Schrank
Facsimile No. (312) 853-7036

If to Hotel Owner or Hotel	c/o FelCor Lodging Trust Incorporated
Operator:	545 E. John Carpenter Freeway, Suite 1300
Irving, Texas 75062
Attention: Finance Dept.
Facsimile No.: (972) 444-4949

With a copy to:	c/o FelCor Lodging Trust Incorporated
545 E. John Carpenter Freeway, Suite 1300
Irving, Texas 75062
Attention: General Counsel
Facsimile No.: (972) 444-4195

With a copy to:	Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attention: Robert W. Dockery
Facsimile No.: (214) 969-4343
A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, on the date of transmission if sent by telefax during business hours on a Business Day (otherwise on the next Business Day) (with receipt of confirmation) and provided a hard copy follows on the next Business Day by one of the other methods permitted above.
          Section 10.7. Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY

JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.
          Section 10.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          Section 10.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          Section 10.10. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
          Section 10.11. Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.
          Section 10.12. Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment unless Lender’s actions are arbitrary and capricious. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment unless Lender’s actions are arbitrary and capricious.
          Section 10.13. Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within ten (10) days of receipt of notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the

Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iii) securing Borrower’s compliance with its obligations pursuant to the provisions of this Agreement and the other Loan Documents; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) subject to the terms hereof, enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vi) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Notwithstanding the provision set forth in this Section 10.13(a) or in any other provision of this Agreement or the other Loan Documents, in the event that (A) Lender employs counsel to collect the Debt, protect or foreclose the Mortgage or as otherwise permitted in this Agreement and the other Loan Documents and (B) Lender has sold or transferred any interests in the Note, then Borrower shall only be responsible for the attorney’s fees and expenses of the counsel of only one Lender.
          (b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, out-of-pocket losses, actual damages (but not lost revenues, diminution in value and other consequential damages), penalties, actions, judgments, third party suits, third party claims, reasonable costs, reasonable expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.
          (c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any consent, approval, waiver or confirmation obtained from such Rating Agency and required pursuant to the terms and conditions of this Agreement or any other Loan Document in connection with any request or approval sought by Borrower and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.
          Section 10.14. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
          Section 10.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
          Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
          (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
          Section 10.17. Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, or any of its Affiliates shall be subject to the prior approval of Lender not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, disclosure required by applicable state or federal securities laws, rules or regulations or other applicable Legal Requirements shall not be subject to Lender’s prior written approval.
          Section 10.18. Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
          Section 10.19. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
          Section 10.20. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
          Section 10.21. Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, other than Hodges Ward Elliot, Inc., the fees of which are being paid at the assumption of the Loan. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all third-party claims, liabilities, out-of-pocket costs and reasonable expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
          Section 10.21. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

          Section 10.22. Joint and Several Liability. All representations, warranties, covenants (both affirmative and negative) and all other obligations hereunder shall be the joint and several obligation of each Person comprising Borrower and a default or Event of Default by any Borrower shall be deemed a default or Event of Default by each Person comprising Borrower. The representations, covenants and warranties contained herein or in any other Loan Document shall be read to apply to each Person comprising Borrower when the context so requires but a breach of any such representation, covenant or warranty or a breach of any obligation under the Loan Documents shall be deemed a breach by all Persons comprising Borrower, entitling Lender to exercise all of its rights and remedies under all the Loan Documents and under applicable law.
     10.22.1 Contribution and Related Provisions.
               (a) Notwithstanding that each Person comprising Borrower (each a “Co-Obligor”) is jointly and severally liable with each other Borrower to Lender for payment of the Loan and other Debt, as between the Co-Obligors, to the extent that a payment is made on the Debt by a Co-Obligor (a “Co-Obligor Payment”), which, taking into account all other Co-Obligor Payments then previously or concurrently made by or attributable to any other Co-Obligor, exceeds the amount of the Co-Obligor Payment which otherwise would have been made by or attributable to such Co-Obligor if each such Co-Obligor had paid the aggregate Debt satisfied by such Co-Obligor Payments in the same proportion as such Co-Obligor’s Allocable Amount in effect immediately prior to such Co-Obligor Payment bore to the aggregate Allocable Amounts of all such Co-Obligors in effect immediately prior to such Co-Obligor Payment, then such Co-Obligor shall be entitled to contribution and indemnification from, and to be reimbursed by, the other Co-Obligors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Co-Obligor Payment (such obligations of one Co-Obligor to another are herein referred to as the “Contribution Obligations”). The Co-Obligors acknowledge that the rights of contribution and indemnification hereunder shall constitute assets in favor of the Co-Obligor to which such contribution and indemnification is owing. As used herein, the “Allocable Amount” of any Co-Obligor, as of any date of determination, shall be determined to be an amount equal to the maximum amount of the Indebtedness which could then be claimed against such Co-Obligor without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Federal Bankruptcy Code (11 U.S.C. Sec. 101 et seq.) or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
               (b) Each Co-Obligor hereby postpones and subordinates payment of all the Contribution Obligations, and makes all the Contribution Obligations subject in right of satisfaction, payment and performance, to the full and absolute payment of the Loan and other Debt. Until the date that is one (1) year and one (1) day after the date that all of the Indebtedness has been paid and satisfied in full none of the Co-Obligors shall (a) assert, collect, sue upon, or enforce all or any part of the Contribution Obligations; (b) commence or join with any other creditors of any Co-Obligor in commencing any bankruptcy, reorganization, receivership or insolvency proceeding against any other Co-Obligor; (c) take, accept, ask for, sue for, receive, set off or demand any payments upon the Contribution Obligations; or (d) take, accept, ask for, sue for, receive, demand or allow to be created liens, security interests, mortgages, or pledges of or with respect to any of the assets of a Co-Obligor in favor of or for the benefit of the any other Co-Obligor
               (c) Each of Co-Obligors agrees that in the event of any bankruptcy, insolvency, arrangement, reorganization or receivership proceeding relating to any other Co-Obligor, the following shall apply:
(i) In any such proceeding the Lender may, and is hereby irrevocably authorized and empowered (in its own name or in the name of the said Co-Obligor) but shall have no obligation to: demand, sue for, collect and receive every payment or distribution in respect of the Contribution Obligations and give acquittance therefor; and file claims and proofs of claims and take such other action (including, without limitation, voting the Contribution Obligations and approving or objecting to a plan of reorganization) as the Lender may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Lender under this Section 13.27(C).
(ii) In any such proceeding, each Co-Obligor will duly and promptly take such action as the Lender may request to (i) collect for the account of the Lender the Contribution Obligations and to file appropriate claims or proofs of claim with respect thereto; and (ii) execute and deliver to the Lender such powers of attorney, assignments or other instruments as the Lender may request in order to enable it to enforce any and all claims with respect to the Contribution Obligations.
               (d) Each of the Co-Obligors acknowledges and agrees that (i) Lender would not make the Loan unless each Co-Obligor jointly and severally became obligated for the repayment of the Loan and granted liens on the collateral owned by said Co-Obligor to secure the payment of all of the Loan and other Debt, and (ii) each Co-Obligor derives benefits from the Loan and the granting of liens by each Co-Obligor on the collateral owned by it securing the payment of the Loan and other Debt.
[NO FURTHER TEXT ON THIS PAGE]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

FELCOR ESMERALDA (SPE), L.L.C.,
a Delaware limited liability company

By:	/s/ Charles N. Nye
Name:	Charles N. Nye
Title:	Vice President

FELCOR ESMERALDA LEASING (SPE), L.L.C.,
a Delaware limited liability company

By: Name:	/s/ Charles N. Nye Charles N. Nye
Title:	Vice President

LENDER:

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.,
a Delaware corporation

By:	/s/ John M. Burke

Name:	John M. Burke
Title:	Managing Director

SCHEDULE I
(Rent Roll)
[See attached]

SCHEDULE II
(Required Repairs)
          The Required Repairs consist of the Remaining Renovation (as defined in the Original SNDA (as defined in the Assignment of Management Agreement)), which Remaining Renovation also includes the remaining PIP Requirements under the Management Agreement, under the terms of the Original SNDA.

SCHEDULE III
(Organizational Chart)
[See attached]

SCHEDULE IV
(Licenses)
[See attached]

SCHEDULE V
(Equipment Leases)
[See attached]

SCHEDULE VI
(Litigation)
[None]

SCHEDULE VII
Reserve Disbursement Request Schedule
[See attached]